As filed with the Securities and Exchange Commission on February 25, 2008

                                                     Registration No. 333-148920
================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM S-1/A


                                 Amendment No. 2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            FREIGHT MANAGEMENT CORP.
             (Exact Name of registrant as specified in its charter)

           NEVADA                              4731                      75-3254381
  (State or jurisdiction of        (Primary Standard Industrial       (I.R.S. Employer
incorporation or organization)      Classification Code Number)      Identification No.)

                         Suite 200, 8275 Eastern Avenue
                              Las Vegas, NV, 89123
                               Ph: (702) 938-0496
                               Fax: (702) 990-8681
         (Address and telephone number of principal executive offices).

                             Nevada Agency and Trust
              Suite 880, 50 West Liberty Street, Reno NV, USA 89501
                              Phone: (775) 322-0626
            (Name, address and telephone number of agent for service)

                        COPIES OF ALL COMMUNICATIONS TO:
                            The O'Neal Law Firm, P.C.
                            14835 East Shea Boulevard
                               Suite 103, PMB 494
                          Fountain Hills, Arizona 85268
                              (480) 812-5058 (tel)

                              (888) 353-8842 (fax)


Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

If this Form is filed to register additional securities for an Offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. [ ]

If this Form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer [ ]                        Accelerated Filer [ ]

Non-accelerated Filer [ ]                          Smaller reporting company [X]
(Do not check if a Smaller reporting company)

                         CALCULATION OF REGISTRATION FEE
======================================================================================================
Title of Each Class                          Proposed Maximum       Proposed Maximum        Amount of
of Securities To Be       Amount To Be        Offering Price       Aggregate Offering     Registration
  Registered (1)           Registered          Per Share(2)               Price               Fee(2)
------------------------------------------------------------------------------------------------------
Common Stock            1,060,000 shares      $0.05 per share           $53,000.00            $2.09
======================================================================================================

(1) An indeterminate number of additional shares of common stock shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions and in such an event the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416 under the Securities Act.
(2) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

                              SUBJECT TO COMPLETION

                                   PROSPECTUS
                            FREIGHT MANAGEMENT CORP.
                              A NEVADA CORPORATION
                               1,060,000 SHARES OF
                                  COMMON STOCK

This  prospectus  relates  to  1,060,000  shares  of  common  stock  of  Freight
Management Corp., a Nevada corporation, which may be resold by selling stockholders named in this prospectus. We have been advised by the selling stockholders that they may offer to sell all or a portion of their shares of common stock being offered in this prospectus from time to time. The selling stockholders will sell their shares of our common stock at a price of $0.05 per share until shares of our common stock are quoted on the OTC Bulletin Board, or listed for trading or quoted on any other public market, and thereafter at prevailing market prices or privately negotiated prices. Our common stock is presently not traded on any market or securities exchange, and we have not applied for listing or quotation on any public market. Further, there is no assurance that our common stock will ever trade on any market or securities exchange. We will not receive any proceeds from the resale of shares of common stock by the selling stockholders. We will pay for all of the expenses related to this offering.

OUR BUSINESS IS SUBJECT TO MANY RISKS AND AN INVESTMENT IN OUR COMMON STOCK WILL ALSO INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD INVEST IN OUR COMMON STOCK ONLY IF YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT. YOU SHOULD CAREFULLY CONSIDER THE VARIOUS RISK FACTORS DESCRIBED BEGINNING ON PAGES 4 BEFORE INVESTING IN OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL OR OFFER THESE SECURITIES UNTIL THIS REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   The date of this Prospectus is _____, 2008.

                                TABLE OF CONTENTS

                                                                        Page No.
                                                                        --------

Prospectus Summary and Risk Factors                                         3
Use of Proceeds                                                            11
Determination of Offering Price                                            11
Dilution                                                                   11
Selling Security Holders                                                   11
Plan of Distribution                                                       12
Legal Proceedings                                                          14
Directors, Executive Officers, Promoters and Control Persons               14
Security Ownership of Certain Beneficial Owners and Management             16
Description of Securities                                                  16
Interest of Named Experts and Counsel                                      17
Disclosure of Commission Position on Indemnification for Securities        17
 Act Liabilities
Organization within Last Five Years                                        17
Description of Business                                                    18
Plan of Operation                                                          26
Description of Property                                                    31
Certain Relationships and Related Transactions                             31
Market for Common Equity and Related Stockholder Matters                   31
Executive Compensation                                                     32
Financial Statements                                                       34
Changes in and Disagreements with Accountants on Accounting and
 Financial Disclosure                                                      34

                       PROSPECTUS SUMMARY AND RISK FACTORS

                                   THE COMPANY

Freight Management Corp. (referred to in this prospectus as "Freight Management", "us", "we" and "our") was incorporated on September 17, 2007, in the State of Nevada. Our principal executive offices are located Suite 200, 8275 Eastern Avenue, Las Vegas, NV, 89123. Our telephone number is (702) 938-0496. As of the date of this prospectus, we are a development stage company with no revenue and limited operations to date.

Subsequent to our incorporation, we have been in the process of establishing ourselves as a company that will focus its operations on developing and commercializing an internet based, intelligent online system for use by business owners, freight forwarders, employees in the shipping/freight industry and business people in the export/import industry seeking advice and assistance for freight planning and logistics related queries. We have named our system FRINFO, or "Freight Information". It is planned to provide and guide them to the optimum logistics solutions, which would potentially include lower freight rates, best trade routes and the most ideal transportation means/mode. On completion of successful development and testing, this software will ultimately be made available online to potential customers on our website at: www.freightmanagementcorp.com

We plan on earning revenues through customer subscription based fees to our online service for Middle East and USA based planning and logistics queries, which will serve as our initial target market. At this stage in our development, there can be no assurance that we will be successful in generating revenues from our subscription based online system or that prospective customers seeking shipping advise will be receptive to using our service.

Since  incorporation,  we have  not made any  significant  purchases  or sale of assets, nor have we been involved in any mergers, acquisitions or consolidations. Freight Management has never declared bankruptcy, has never been in receivership, and has never been involved in any legal action or proceedings.

                         NUMBER OF SHARES BEING OFFERED

This prospectus covers the resale by the selling stockholders named in this prospectus of up to 1,060,000 shares of our common stock. The offered shares were acquired by the selling stockholders in private placement transactions, which were exempt from the registration requirements of the Securities Act of 1933. The selling stockholders will sell their shares of our common stock at a maximum of $0.05 per share until our common stock is quoted on the OTC Bulletin Board, or listed for trading or quotation on any other public market, and thereafter at prevailing market prices or privately negotiated prices. Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market. Further, there is no assurance that our common stock will ever trade on any market or securities exchange. Please see the Plan of Distribution section at page 12 of this prospectus for a detailed explanation of how the common shares may be sold.

                          NUMBER OF SHARES OUTSTANDING


There were 5,060,000 shares of our common stock issued and outstanding at February 25, 2008.


                                 USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of our common stock being offered for sale by the selling stockholders. We will incur all costs associated with this registration statement and prospectus.

                        SUMMARY OF FINANCIAL INFORMATION

The summarized consolidated financial data presented below is derived from and should be read in conjunction with our audited financial statements from September 17, 2007 (date of inception) to December 31, 2007 including the notes to those financial statements which are included elsewhere in this prospectus along with the section entitled "Plan of Operation" beginning on page 26 of this prospectus.

                                                         As at December 31, 2007
                                                         -----------------------

       Current Assets                                           $60,358

       Current Liabilities                                        4,823

       Shareholders' Equity                                     $59,424

                                                      From September 17, 2007 to
                                                            December 31, 2007
                                                            -----------------
       Revenue                                                  $    --

       Net Loss                                                 $(1,576)

We have just commenced our operations and are currently without revenue. Our company has no employees at the present time. As of December 31, 2007, our accumulated deficit was $1,576. We anticipate that we will operate in a deficit position, and will continue to sustain net losses for the foreseeable future.

                                  RISK FACTORS

The securities offered hereby are highly speculative and should be purchased only by persons who can afford to lose their entire investment in Freight Management. Each prospective investor should carefully consider the following risk factors, as well as all other information set forth elsewhere in this prospectus, before purchasing any of the shares of our common stock.

WE HAVE NO OPERATING HISTORY AND HAVE MAINTAINED LOSSES SINCE INCEPTION, WHICH WE EXPECT TO CONTINUE INTO THE FUTURE.

We were incorporated on September 17, 2007, and have very limited operations. We have not realized any revenues to date. Our product is under development and is not ready for commercial sale. We have no operating history at all upon which an evaluation of our future success or failure can be made. Our net loss from inception to December 31, 2007 is $1,576. Based upon our proposed plans, we expect to incur operating losses in future periods. This will happen because there are substantial costs and expenses associated with the development, marketing and sale of our product. We may fail to generate revenues in the future. If we cannot attract a significant number of customers, we will not be able to generate any significant revenues or income. Failure to generate revenues will cause us to go out of business because we will not have the money to pay our ongoing expenses.

In particular, additional capital may be required in the event that:

     - the actual expenditures required to be made are at or above the higher range of our estimated expenditures;
     - we incur unexpected costs in completing the development of our product or encounter any unexpected difficulties;
     - we incur delays and additional expenses related to the development of our product or a commercial market for our product;
     -    we are unable to create a substantial market for our products; or
     -    we incur any significant unanticipated expenses.

The occurrence of any of the aforementioned events could adversely affect our ability to meet our business plans and achieve a profitable level of operations.

IF WE ARE UNABLE TO OBTAIN THE NECESSARY REVENUES AND FINANCING TO IMPLEMENT OUR BUSINESS PLAN WE WILL NOT HAVE THE MONEY TO PAY OUR ONGOING EXPENSES AND WE MAY GO OUT OF BUSINESS.

At December 31, 2007 we had $60,208 in cash. As of the date hereof, we have approximately $50,340 of which we anticipate needing approximately $12,240 for the yet unpaid expenses associated with this Registration Statement (See ITEM 25 "Other Expenses if Issuance and Distribution"). Our budgeted expenditures for the next twelve months are $78,300. Therefore, we presently have a budgeted shortfall of approximately $40,200. We anticipate our existing cash balances will be depleted prior to the end of the third quarter of 2008.

How long Freight Management will be able to satisfy its cash requirements depends on how quickly our company can generate revenue and how much revenue can be generated. Although there can be no assurance at present, we plan to be in a position to generate revenues by the fourth quarter of 2008. We must generate at least $40,300 in revenues commencing in the fourth quarter in order to fund all expenditures under our 12 month budget. If we are unable to generate revenue from our business, we may be forced to delay, scale back, or eliminate our sales activities. If we are unable to obtain alternative financing to cover shortfalls resulting from reduced revenues or a lack of revenues, we may not be able to continue to operate our business and if this event happens, then there is a substantial risk our business would fail.

Our ability to successfully develop our product and to eventually produce and sell it to generate operating revenues also depends on our ability to obtain the necessary financing to implement our business plan. Given that we have no operating history, no revenues and only losses to date, we may not be able to achieve this goal, and if this occurs we will not be able to pay our development and marketing costs and we may go out of business. We may need to issue additional equity securities in the future to raise the necessary funds. We do not currently have any arrangements for additional financing and we can provide no assurance to investors we will be able to find such financing if further funding is required. Obtaining additional financing would be subject to a number of factors, including investor acceptance of our product and our business model. The issuance of additional equity securities by us would result in a significant dilution in the equity interests of our current stockholders. The resale of shares by our existing shareholders pursuant to this prospectus may result in significant downward pressure on the price of our common stock and cause negative impact on our ability to sell additional equity securities. Obtaining loans will increase our liabilities and future cash commitments, and there can be no assurance that we will even have sufficient funds to repay our future indebtedness or that we will not default on our future debts if we were able to even obtain loans.

There can be no assurance that capital will continue to be available if necessary to meet future funding needs or, if the capital is available, that it will be on terms acceptable to us. If we are unable to obtain financing in the amounts and on terms deemed acceptable to us, we may be forced to scale back or cease operations, which might result in the loss of some or all of your investment in our common stock.

IF OUR ESTIMATES RELATED TO EXPENDITURES ARE ERRONEOUS OUR BUSINESS WILL FAIL AND YOU WILL LOSE YOUR ENTIRE INVESTMENT.

Our success is dependent in part upon the accuracy of our management's estimates of expenditures, which are currently budgeted at $78,300 for the next 12 months. (See "Plan of Operation".) If such estimates are erroneous or inaccurate we may not be able to carry out our business plan, which could, in a worst-case scenario, result in the failure of our business and you losing your entire investment.

OUR BUSINESS MODEL MAY NOT BE SUFFICIENT TO ENSURE OUR sUCCESS IN OUR INTENDED MARKET

Our survival is currently dependent upon the success of our efforts to gain market acceptance in our targeted industry. Should our services be too narrowly focused or should the target market not be as responsive as we anticipate, we may not have in place alternate products or services that we can offer to ensure our survival.

IF WE ARE UNABLE TO COMPLETE THE PRODUCTION OF OUR FRINFO, WE WILL NOT BE ABLE TO GENERATE REVENUES AND YOU WILL LOSE YOUR INVESTMENT.

We have not completed development of FRINFO (see "Description of Business-Principal Products and Services"). The success of our proposed business will depend on its completion and the acceptance of our product by end use customers in our target market. Achieving such acceptance will require significant marketing investment and perceived value in our product by consumers. Our online service, once developed and tested, may not be accepted by our customers at sufficient levels to support our operations and build our business. If it is not accepted at sufficient levels, our business will likely fail.

WE  CURRENTLY  HAVE  NO  PROTECTION  BY ANY  TRADEMARKS,  PATENTS  AND/OR  OTHER
INTELLECTUAL   PROPERTY   REGISTRATIONS.   IF  WE  ARE  UNABLE  TO  PROTECT  OUR
INTELLECTUAL PROPERTY RIGHTS, OUR PROPOSED BUSINESS WILL FAIL.

We have not applied for any trademark, patent or other intellectual property registration with any governmental agency for our name or for our proposed services. At present we are planning to enter into non-disclosure agreements with any future contactors or employees to protect our technology. Despite any precautions taken to protect our product and brand name, unauthorized parties may attempt to copy or obtain and use our online service and related software. If they are successful they could develop similar programs, which could create more competition for us and even cause our proposed business operations to fail.

WE DEPEND TO A SIGNIFICANT EXTENT ON CERTAIN KEY PERSONNEL, THE LOSS OF ANY OF WHOM MAY MATERIALLY AND ADVERSELY AFFECT OUR COMPANY.

Currently, we have only two employees and they are also our officers and directors. We depend entirely on Mr. Abotaleb and Mr. Lewis for all of our operations. The loss of either person will have a substantial negative effect on our company and may cause our business to fail. Neither of our officers and directors has been compensated for their services since our incorporation, and it is highly unlikely that they will receive any compensation unless and until we generate substantial revenues. There is intense competition for skilled personnel and there can be no assurance that we will be able to attract and retain qualified personnel on acceptable terms. The loss of either Mr. Abotaleb or Mr. Lewis's services could prevent us from completing the development of our product and developing revenues. In the event of the loss of services of such personnel, no assurance can be given that we will be able to obtain the services of adequate replacement personnel.

We do not have any employment agreements or maintain key person life insurance policies on our officers and directors. We do not anticipate entering into employment agreements with them or acquiring key man insurance in the foreseeable future.

WE HAVE LIMITED BUSINESS, SALES AND MARKETING EXPERIENCE IN OUR INDUSTRY.

We have not completed the development of our online services and have yet to enter into any subscriptions with customers. While Mr. Abotaleb possess significant experience in the shipping planning and logistics industry, he can only devote limited time to our operations and Mr. Lewis has no experience. Subsequent to completing development, we will need to test it commercially. In order to do so, we must develop and implement a marketing campaign to drive Internet traffic to our site. While we have plans for marketing and sales, there can be no assurance that such efforts will be successful. Our future success will depend, among other factors, upon whether our services can be sold at a profitable price and the extent to which customers acquire, adopt, and continue to use it. There can be no assurance that our product will gain wide acceptance in its targeted markets or that we will be able to effectively market our product.

WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY AGAINST OUR COMPETITORS.

The shipping and transportation services industry is highly competitive. We believe competition is based primarily on cost to ship, integration of various modes of transport over various terrain, customer service and marketing support. Our direct and indirect competition is made up of many publicly and privately owned companies, many of which are fragmented in terms of both geographical market coverage and service categories. Many companies within the industry are privately-held. Therefore, we are unable to assess the size of all of our competitors, but we would presently be classified as one of the smallest with only a concept and no revenues at present. We believe end manufacturers, distributors and retailers either rely on in house expertise or are aligning themselves with shipping service companies that are financially stable, offer expertise in a broad array of markets with all modes of transport and offer superior customer service.

Our competition includes many logistics and forwarding freight forwarding companies that offer freight planning, sourcing, transportation timing and mode management and cost management. These companies vary in size from single proprietors to large integrated, multinational firms. Many of these companies also offer customs brokerage services to assist their customers with cross border clearance export/import issues between sovereign countries. They generally have the ability to provide seamless, cost effective and trouble free transportation services for their customers.

Large integrated shipping lines, airlines and land based transportation companies also offer services similar to what we are planning, either on a value added basis similar to logistics and forwarders, or free of charge for larger customers. These companies have significantly broader expertise and larger sales volumes than us, have greater financial and other resources available to them, and possess extensive marketing capabilities. Many of these companies also have well known and established reputations with manufacturers, distributors and export/import businesses for providing quality service on a cost effective basis. They have many brokers representing their businesses and large sales forces throughout the world.

We also face competition from companies offering various forms of shipping and freight related information answers by email or online. These include: Freight Gate (www.freightgate.com), Dynamar (www.dynamar.com), Lloyd's List (www.lloydslist.com), and Shipping Freight (www.shippingfreight.com).

There can be no assurance that we will be able to effectively compete with our competitors or that their present and future offerings would render our product obsolete or noncompetitive. This intense competition may have a material adverse effect on our results of operations and financial condition and prevent us from achieving profitable sales levels of our product.

OUR OFFICERS AND DIRECTORS ARE ENGAGED IN OTHER ACTIVITIES AND MAY NOT DEVOTE SUFFICIENT TIME TO OUR AFFAIRS, WHICH MAY AFFECT OUR ABILITY TO CONDUCT OPERATIONS AND GENERATE REVENUES.

The persons serving as our officers and directors have existing responsibilities and have additional responsibilities to provide management and services to other entities. Mr. Abotaleb, our President and director, is also the Commercial Manager for Medlevant Shipping Co. in Alexandria, Egypt. We expect Mr. Abotaleb to spend approximately 25-30 hours a week on the business of our company. Mr. Lewis, our Secretary Treasurer and a director is currently retired, but we expect Mr. Lewis to spend approximately 25 hours or more a week on the business of our company. As a result, demands for the time and attention from our directors and officers from our company and other entities may conflict from time to time. Because we rely primarily on our directors and officers to maintain our business contacts and to promote our product, their limited devotion of time and attention to our business may hurt the operation of our business.

OUR INDEPENDENT AUDITORS' REPORT STATES THAT THERE IS A SUBSTANTIAL DOUBT THAT WE WILL BE ABLE TO CONTINUE AS A GOING CONCERN.

Our independent auditors, Moore and Associates, Chartered, state in their audit report, dated January 18, 2008 and included with this prospectus, that since we are a development stage company, have no established source of revenue and are dependent on our ability to raise capital from shareholders or other sources to sustain operations, there is a substantial doubt that we will be able to continue as a going concern.

This qualification clearly highlights that we will, in all likelihood, continue to incur expenses without significant revenues into the foreseeable future until our product gains significant popularity. Our only source of funds to date has been the sale of our common stock. Because we cannot assure anyone at this stage that we will be able to generate enough interest in our product or that we will be able to generate any significant revenues or income, the identification of new sources equity financing is significantly more difficult, and if we are successful in closing on any new financing, existing investors will experience substantially more dilution. The ability to obtain debt financing is also severely impacted, and likely not even feasible, given that we do not have revenues or profits to pay interest or repay principal.

As a result, if we are unable to obtain additional financing at this stage in our operations, our business will fail and you may lose some or all of your investment in our common stock.

INVESTORS WILL HAVE LITTLE VOICE REGARDING THE MANAGEMENT OF FREIGHT MANAGEMENT DUE TO THE LARGE OWNERSHIP POSITION HELD BY OUR EXISTING MANAGEMENT AND THUS IT WOULD BE DIFFICULT FOR NEW INVESTORS TO MAKE CHANGES IN OUR OPERATIONS OR

MANAGEMENT, AND THEREFORE, SHAREHOLDERS WOULD BE SUBJECT TO DECISIONS MADE BY MANAGEMENT AND THE MAJORITY SHAREHOLDERS, INCLUDING THE ELECTION OF DIRECTORS.

Officers and directors directly own 4,000,000 shares of the total of 5,060,000 issued and outstanding shares of Freight Management's common stock and are in a position to continue to control Freight Management. Of these 4,000,000 shares, Mr. Abotaleb, our President, owns 2,000,000 shares and Mr. Lewis, our Secretary Treasurer and CFO owns 2,000,000 shares. Collectively they own 79.05% of our total outstanding common shares. Such control may be risky to the investor because our company's operations are dependent on a very few people who could lack ability, or interest in pursuing our operations. In such event, our business may fail and you may lose your entire investment. Moreover, investors will not be able to effect a change in the company's board of directors, business or management.

FUTURE REGULATION OF THE INTERNET COULD RESTRICT OUR BUSINESS, PREVENT US FROM OFFERING SERVICE OR INCREASE OUR COST OF DOING BUSINESS.

At present there are few laws, regulations or rulings that specifically address access to or commerce on the Internet. We are unable to predict the impact, if any, that future legislation, legal decisions or regulations concerning the Internet may have on our business, financial condition, and results of operations. Regulation may be targeted towards, among other things, assessing access or settlement charges, imposing taxes related to internet communications, restricting content, imposing tariffs or regulations based on encryption concerns or the characteristics and quality of products and services, any of which could restrict our business or increase our cost of doing business. The increasing growth and popularity of the Internet and related services heighten the risk that governments or other legislative bodies will seek to regulate the service, which could have a material adverse effect on our business, financial condition and operating results.

RISKS ASSOCIATED WITH OUR COMMON STOCK

DIFFICULTY FOR FREIGHT MANAGEMENT STOCKHOLDERS TO RESELL THEIR STOCK DUE TO A LACK OF PUBLIC TRADING MARKET

There is presently no public trading market for our common stock, we have not applied for a trading symbol or quotation, and it is unlikely that an active public trading market can be established or sustained in the foreseeable future. We intend to seek out a market maker to apply to have our common stock quoted on the OTC Bulletin Board upon effectiveness of this Form S-1. However, there can be no assurance that Freight Management's shares will be quoted on the OTC Bulletin Board. Until there is an established trading market, holders of our common stock may find it difficult to sell their stock or to obtain accurate quotations for the price of the common stock. If a market for our common stock does develop, our stock price may be volatile.

BROKER-DEALERS MAY BE DISCOURAGED FROM EFFECTING TRANSACTIONS IN OUR SHARES BECAUSE THEY ARE CONSIDERED PENNY STOCKS AND ARE SUBJECT TO THE PENNY STOCK RULES.

Rules 15g-1 through 15g-9 promulgated under the Securities Exchange Act of 1934 impose sales practice and disclosure requirements on FINRA broker-dealers who make a market in "penny stocks". A penny stock generally includes any non-Nasdaq equity security that has a market price of less than $5.00 per share. Our shares currently are not traded on Nasdaq nor on any other exchange nor are they quoted on the OTC/Bulletin Board or "OTCBB". Following the date that the registration statement, in which this prospectus is included, becomes effective we hope to find a broker-dealer to act as a market maker for our stock and file on our behalf with FINRA an application on Form 15c(2)(11) for approval for our shares to be quoted on the OTCBB. As of the date of this prospectus, we have not attempted to find a market maker to file such application for us. If we are successful in finding such a market maker and successful in applying for quotation on the OTCBB, it is very likely that our stock will be considered a "penny stock". In that case, purchases and sales of our shares will be generally facilitated by FINRA broker-dealers who act as market makers for our shares. The additional sales practice and disclosure requirements imposed upon broker-dealers may discourage broker-dealers from effecting transactions in our shares, which could severely limit the market liquidity of the shares and impede the sale of our shares in the secondary market.

Under the penny stock regulations, a broker-dealer selling penny stock to anyone other than an established customer or "accredited investor" (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser's written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt.

In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities. Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account and information with respect to the limited market in penny stocks.

WE INTEND TO BECOME SUBJECT TO THE PERIODIC REPORTING REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, WHICH WILL REQUIRE US TO INCUR AUDIT FEES AND LEGAL FEES IN CONNECTION WITH THE PREPARATION OF SUCH REPORTS. THESE ADDITIONAL COSTS WILL NEGATIVELY AFFECT OUR ABILITY TO EARN A PROFIT.

Following the effective date of the registration statement in which this prospectus is included, we will be required to file periodic reports with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 ("Exchange Act") and the rules and regulations thereunder. In order to comply with such requirements, our independent registered auditors will have to review our financial statements on a quarterly basis and audit our financial statements on an annual basis. Moreover, our legal counsel will have to review and assist in the preparation of such reports. The costs charged by these professionals for such services cannot be accurately predicted at this time because factors such as the number and type of transactions that we engage in and the complexity of our reports cannot be determined at this time and will have a major affect on the amount of time to be spent by our auditors and attorneys. However, the incurrence of such costs will obviously be an expense to our operations and thus have a negative effect on our ability to meet our overhead requirements and earn a profit.

INVESTORS THAT NEED TO RELY ON DIVIDEND INCOME OR LIQUIDITY SHOULD NOT PURCHASE SHARES OF OUR COMMON STOCK.

We have not declared or paid any dividends on our common stock since our inception, and we do not anticipate paying any such dividends for the foreseeable future. Investors that need to rely on dividend income should not invest in our common stock, as any income would only come from any rise in the market price of our common stock, which is uncertain and unpredictable. Investors that require liquidity should also not invest in our common stock. There is no established trading market and should one develop, it will likely be volatile and subject to minimal trading volumes.

BECAUSE WE CAN ISSUE ADDITIONAL SHARES OF COMMON STOCK, PURCHASERS OF OUR COMMON STOCK MAY INCUR IMMEDIATE DILUTION AND MAY EXPERIENCE FURTHER DILUTION.

We are authorized to issue up to 75,000,000 shares of common stock. At present, there are 5,060,000 common shares issued and outstanding. Our Board of Directors has the authority to cause us to issue additional shares of common stock without consent of any of our stockholders. Consequently, the stockholders may experience more dilution in their ownership of Freight Management in the future.

SINCE OUR OFFICERS AND DIRECTORS OWN A SIGNIFICANT PERCENTAGE OF OUR ISSUED AND OUTSTANDING COMMON STOCK, ANY FUTURE SALES OF THEIR SHARES MAY RESULT IN A DECREASE IN THE PRICE OF OUR COMMON STOCK AND THE VALUE OF OUR STOCKHOLDER'S INVESTMENT


Our officers and directors, currently own 4,000,000 shares of the total of 5,060,000 issued and outstanding shares of our common stock. Collectively they own 79.05% of our total outstanding common shares. These shares are currently restricted from trading and under amendments to Rule 144 (which became effective on February 15, 2008 but have retroactive application to the date of issuance), these shares will only be available for resale to the public after March 17, 2008 if:


     * We are no longer a shell company as defined under section 12b-2 of the Exchange Act. A "shell company" is defined as a company with no or nominal operations, and with no or nominal assets or assets consisting solely of cash and cash equivalents.
     * We have filed all Exchange Act reports required for the past 12 months; and

     * If applicable, at least one year has elapsed from the time that we file current Form 10 information on Form 8-K changing our status from a shell company to an entity that is not a shell company.

At present we are considered to be a shell company under the Exchange Act. If we meet the requirements at any date subsequent to March 17, 2008 in the future, our officers and directors would be entitled to sell within any three month period a number of shares that does not exceed the greater of: 1% of the number of shares of our common stock then outstanding which, in this case, will currently equate to approximately 50,600 shares; or the average weekly trading volume of Freight Management common stock during the four calendar weeks, preceding the filing of a notice on Form 144 with respect to the sale for sales exceeding 5,000 shares or an aggregate sale price in excess of $50,000. If fewer shares at lesser value are sold, no Form 144 is required.

The possibility of future sales of significant amounts of shares held by them could decrease the market price of our common stock if the marketplace does not orderly adjust to the increase in shares in the market. In such case, the value of your investment in us will decrease.

OTHER RISKS

ALL OF OUR ASSETS AND OUR OFFICERS AND DIRECTORS ARE LOCATED IN CANADA AND EGYPT. THIS MAY CAUSE ANY ATTEMPTS TO ENFORCE LIABILITIES UNDER THE U.S. SECURITIES AND BANKRUPTCY LAWS TO BE VERY DIFFICULT.

Currently, all of our assets and each of our officers and directors are located in Canada and Egypt and this is likely to remain so for at least the next 12 months. Therefore, any investor that attempts to enforce against the company or against any of our officers and directors liabilities that accrue under U.S. securities laws or bankruptcy laws will face the difficulty of complying with local laws in these countries, with regards to enforcement of foreign judgments. This could make it impracticable or uneconomic to enforce such liabilities.

                           FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements, which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled "Risk Factors" on pages 4-10 that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results. The safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995 does not apply to the offering made in this prospectus.

              SECURITIES AND EXCHANGE COMMISSION'S PUBLIC REFERENCE

Any member of the public may read and copy any materials filed by us with the Securities and Exchange Commission (the "SEC") at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet website (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

                                  THE OFFERING

This prospectus covers the resale by certain selling stockholders of 1,060,000 shares of common stock, which were issued pursuant to a private placement offering made by Freight Management pursuant to Regulation S promulgated under the Securities Act.

                                 USE OF PROCEEDS

The shares of common stock offered hereby are being registered for the account of the selling stockholders identified in this prospectus. All proceeds from the sale of the common stock will go to the respective selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders.

                         DETERMINATION OF OFFERING PRICE

The selling stockholders may sell their shares of our common stock at a price of $0.05 per share until shares of our common stock are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. There can be no assurance that we will be able to obtain an OTCBB listing. The offering price of $0.05 per share is based on the last sales price of our common stock under our private placement, which we closed on December 31, 2007, and does not have any relationship to any established criteria of value, such as book value or earnings per share. Additionally, because we have no significant operating history and have not generated any material revenues to date, the price of our common stock is not based on past earnings, nor is the price of our common stock indicative of the current market value of the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion. Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market.

                                    DILUTION

Since all of the shares being registered are already issued and outstanding, no dilution will result from this offering.

                            SELLING SECURITY HOLDERS

All of the shares of common stock issued are being offered by the selling stockholders listed in the table below. None of the selling stockholders are broker-dealers or affiliated with broker-dealers. We issued the shares of common stock in a private placement transaction exempt from registration under the Securities Act pursuant to Regulation S.

The selling stockholders may offer and sell, from time to time, any or all of the common stock issued. Because the selling stockholders may offer all or only some portion of the 1,060,000 shares of common stock to be registered, no estimate can be given as to the amount or percentage of these shares of common stock that will be held by the selling stockholders upon termination of the offering.


The following table sets forth certain information regarding the beneficial ownership of shares of common stock by the selling stockholders as of February 25, 2008 and the number of shares of common stock covered by this prospectus. The number of shares in the table represents an estimate of the number of shares of common stock to be offered by the selling stockholders.


                                                                                                  Number of Shares Owned
                                                                                               by Selling Stockholder After
     Name of Selling                                       Common          Total Shares to     Offering and Percent of Total
Stockholder and Position,                               Shares owned        be Registered        Issued and Outstanding (1)
  Office or Material                                    by the Selling       Pursuant to        # of                   % of
Relationship with Minhas                                Stockholder (2)     this Offering       Shares                 Class
------------------------                                ---------------     -------------       ------                 -----
Ossama Yassin Elias Yassin                                   20,000             20,000            --                     --
Gamil Mohamed Mostafa Hassaneen Ahmed                        20,000             20,000            --                     --
Mona Mohamed Abdel Aal Abdel Mounem                          20,000             20,000            --                     --
Yasser Ahmed Abdou Abdel Monem                               20,000             20,000            --                     --
Abdel Meguid Hosni Abdel Meguid Ismail                       30,000             30,000            --                     --
Mahmoud Mohamed Hamed Ibrahim                                20,000             20,000            --                     --
Mohamed Metwaly Ragheb Shaaban                               40,000             40,000            --                     --

Sameh Mohamed Abd El Wahab Mohamed                           30,000             30,000            --                     --
Ehab Mohamed Ismail Omer Elshaboury                          40,000             40,000            --                     --
Michael Magdy Fallah Twfils                                  20,000             20,000            --                     --
Yehia Refaat Abd Elhady Alramly                              30,000             30,000            --                     --
Ashraf Ahmed Farghaly Hussein                                20,000             20,000            --                     --
Ahmed Mohamed Kamal El Tedawy                                20,000             20,000            --                     --
Amr Abd El Monem Hassan Nasr                                 40,000             40,000            --                     --
Ibrahim Ahmed Ibrahim Ahmed Kamar                            20,000             20,000            --                     --
Ayman Said Mohamed Ismail                                    30,000             30,000            --                     --
Mohamed Saad Mohamed Farrag                                  30,000             30,000            --                     --
Hoda Moawad Mohamed Elsharkawy                               20,000             20,000            --                     --
Hamadah Mohamed Younis Badr                                  30,000             30,000            --                     --
Mohamed Ayman Mahmoud Abdo Essa                              20,000             20,000            --                     --
Mohamed Abdel Wahed Abdel Ghani Mohamed                      20,000             20,000            --                     --
Adel Hassan Morsy Mohamed                                    30,000             30,000            --                     --
Mohamed Noshy Fekry Abdelhamid                               40,000             40,000            --                     --
Wessam Saied Saied Sellyman Ibrahim                          40,000             40,000            --                     --
Amr Abd El Raouf Ahmed Abdel Raouf Mohamed                   20,000             20,000            --                     --
Hassan Abdel Monem Hassan Ahmed                              40,000             40,000            --                     --
Mahmoud Mohamed Youssef Mohamed Ahmed                        40,000             40,000            --                     --
Hany Mohamed Abd-Elatief Ahmed Abd-Elatief El-gayar          30,000             30,000            --                     --
Abd Elrahman Shoukry Mohamed Ezzat Shoukry                   30,000             30,000            --                     --
Khamis Mohamed Abdelaziz Ali                                 40,000             40,000            --                     --
Ahmed Essam Eldin Anwar Hassan                               30,000             30,000            --                     --
Daif Nasr Abdelaziz Alminshawy                               20,000             20,000            --                     --
Bahia Abdelhady Ahmed Mohamed                                20,000             20,000            --                     --
Nawal Tantawy Abd Elmejeed Masoud                            20,000             20,000            --                     --
Magdy Hassan Ahmed Hassan                                    20,000             20,000            --                     --
Gaber El Said Gaber Said Ahmed Shehata                       20,000             20,000            --                     --
Moustafa Hamad Mohamed Hamouda                               40,000             40,000            --                     --
Tamer Ibrahim Mohamed Elsaid Abo El Saadat                   20,000             20,000            --                     --
Mohamed Mansour Hassan Hussein Ibrahim                       20,000             20,000
TOTAL                                                     1,060,000          1,060,000

----------

1) Assumes all of the shares of common stock offered are sold. Based on 5,060,000 common shares issued and outstanding on February 25, 2008.


(2) Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible preferred stock currently exercisable or convertible, or exercisable or convertible within sixty (60) days, are counted as outstanding for computing the percentage of the person holding such options or warrants but are not counted as outstanding for computing the percentage of any other person. There are currently no shares subject to options, warrants or preferred stock.

There are no family relationships between any of the above noted stockholders and either of our Officers and Directors.

We may require the selling security holder to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

                              PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell all or a portion of the shares of our common stock in one or more of the following methods described below. Our common stock is not currently listed on any national exchange or electronic quotation system. There is currently no market for our securities and a market may never develop. Because there is currently no public market for our common stock, the selling stockholders will sell their shares of our common stock at a price of $0.05 per share until shares of our common stock are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. There can be no assurance that we will be able to obtain an OTCBB listing. The shares of common stock may be sold by the selling stockholders by one or more of the following methods, without limitation:

     (a) block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;
     (b) purchases by a broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;
     (c)  an exchange distribution in accordance with the rules of the exchange;
     (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers;
     (e)  privately negotiated transactions;
     (f)  a combination of any aforementioned methods of sale; and
     (g) any other method permitted pursuant to applicable law, including compliance with SEC's Rule 144.

In the event of the transfer by any selling stockholder of his or her shares to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling stockholder who has transferred his or her shares.

In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling stockholders or, if any of the broker-dealers act as an agent for the purchaser of such shares, from the purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholders to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to the selling stockholders if such broker-dealer is unable to sell the shares on behalf of the selling stockholders. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares, commissions as described above.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

From time to time, the selling stockholders may pledge their shares of common stock pursuant to the margin provisions of their customer agreements with their brokers. Upon a default by a selling stockholder, the broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling stockholders intend to comply with the prospectus delivery requirements, under the Securities Act, by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act which may be required in the event any selling stockholder defaults under any customer agreement with brokers.

To the extent required under the Securities Act, a post effective amendment to this registration statement will be filed, disclosing, the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out in this prospectus and other facts material to the transaction. In addition, a post-effective amendment to this Registration Statement will be filed to include any additional or changed material information with respect to the plan of distribution not previously disclosed herein.

We and the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as the selling stockholders are distribution participants and we, under certain circumstances, may be a distribution participant, under Regulation M.

The anti-manipulation provisions of Regulation M under the Securities Exchange Act of 1934 will apply to purchases and sales of shares of common stock by the selling stockholders, and there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, a selling stockholder or its agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while they are distributing shares covered by this prospectus. Accordingly, the selling stockholder is not permitted to cover short sales by purchasing shares while the distribution it taking place. We will advise the selling stockholders that if a particular offer of common stock is to be made on terms materially different from the information set forth in this Plan of Distribution, then a post-effective amendment to the accompanying registration statement must be filed with the SEC. All of the foregoing may affect the marketability of the common stock.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling stockholders, the purchasers participating in such transaction, or both.

                          TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is Routh Stock Transfer, Suite 1000, West Plano Parkway, Plano, Texas, USA 75093. Their phone number is
(972) 381-2782 and their fax number is (972) 381-2783.

                                LEGAL PROCEEDINGS

We are not a party to any pending legal proceedings, nor are we aware of any governmental authority contemplating any legal proceeding against us.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

All directors of our company hold office until the next annual meeting of the stockholders or until their successors have been elected and qualified. The officers of our company are appointed by our board of directors and hold office until their death, resignation or removal from office. Our directors and executive officers, their ages, positions held, and duration as such, are as follows:

                                                                    Date
                           Position Held                        First Elected
    Name                  with the Company           Age        or Appointed
    ----                  ----------------           ---        ------------
Ibrahim Abotaleb    President, CEO and Director       33     September 17, 2007
Gerald Lewis        Secretary Treasurer, CFO
                     and Director                     58     September 17, 2007

BUSINESS EXPERIENCE

The following is a brief account of the education and business experience of each director and executive officer during at least the past five years, indicating each person's business experience, principal occupation during the period, and the name and principal business of the organization by which he was employed.

MR. IBRAHIM ABOTALEB, PRESIDENT, CEO, MEMBER OF THE BOARD OF DIRECTORS

Mr. Ibrahim Abotaleb has been serving as our President and a member of our Board of Directors since September 17, 2007. The term of his office is for one year and is renewable on an annual basis.

From September 2006 until the date hereof, Mr. Abotaleb is employed as the Commercial Manager for Medlevant Shipping Co. in Alexandria. Medlevant is the exclusive representative for Hapag-Lloyd AG in Egypt. Hapag-Lloyd is ranked as

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
one  of  the  5  largest   shipping  lines  in  the  world  and  specializes  in
containerized transport. He is responsible for new business development, customer relations and the annual sales budget, marketing plan and sales team performance for the sales & marketing department. He supervises 7 sales persons in Alexandria office, 3 sales persons in the Cairo office and 5 marketing officers.

From January 2006 to August 2006 he was employed as the Sales & Marketing Manager for the Arabian Gulf Marine Trading Co., which was the representative for Hatsu Marine Limited. Hatsu is a member of the Evergreen Group, which is the fourth largest container line in the world. He was responsible for business development, the sales and marketing budget and department personnel. He also acted as the division liaison with overseas offices for the coordination of shipping logistics. From July 2001 to December 2005 he was employed with the Arabian Gulf Marine Co. where he first served as the Marketing and Business Deputy manager and was promoted to Business Export Manager in January 2003. He was responsible for the export sales team, business development and overall the marketing plan for the department. He also was responsible for maintaining shipping route and links logistics for the company. From October 1998 to June 2001 he was employed with Finmar Shipping Co., an agency representative of the Yang Ming Line. He started as a Sales Executive and was promoted to Sales Supervisor in January 2000. He was responsible for direct sales activities, business development and pricing and route coordination. From July 1997 to September 1998 he was employed with Naggar Shipping Co. as a Customer Service and Indoor Sales Representative, where he booked and documented various shipments.

Mr. Abotaleb is also highly experienced with computer based shipping logistics programs, possesses extensive knowledge of middle eastern shipping alternatives and routes, USA/Canada business routes and Far East trade routes as well and competitor strengths and weaknesses in the markets in which he operates. He received a Master's degree in Shipping and International Transport from the Arab Academy of Science and Technology, in Alexandria, Egypt in 2004. He also received a Batchelor degree in Accounting from the University of Alexandria, Egypt in 1997.

He is currently devoting approximately 25 hours a week of his time to our company, and is planning to devote 30 hours per week if necessary during the next 12 months of operation.

He is not an officer or director of any reporting company that files annual, quarterly, or periodic reports with the United States Securities and Exchange Commission.

MR. GERALD LEWIS, SECRETARY TREASURER, CFO, MEMBER OF THE BOARD OF DIRECTORS

Mr. Lewis has been serving as our Secretary, CFO and a member of our Board of Directors since September 17, 2007. The term of his office is for one year and is renewable on an annual basis.

Prior to his retirement in 2005, Mr. Lewis was self employed in the apartment rental business, which he started in 1979. He owned various buildings, and up to 135 rental suites, in Edmonton, Alberta Canada, which he managed and operated himself. He received a degree in mechanical engineering from the University of Alberta in 1972 and his P.Eng (professional engineering certification) in 1975.

Mr. Lewis is currently devoting approximately 25 hours a week of his time to Freight Management, and is planning to continue to do so during the next 12 months of operation.

He is not an officer or director of any reporting company that files annual, quarterly, or periodic reports with the United States Securities and Exchange Commission.

COMMITTEES OF THE BOARD

We do not have an audit or compensation committee at this time.

FAMILY RELATIONSHIPS

There are no family relationships between our officers and directors.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

Our directors, executive officers and control persons have not been involved in any of the following events during the past five years:

     1. any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;
     2. any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
     3. being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or
     4. being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

CONFLICT OF INTEREST

None of our officers or directors are subject to a conflict of interest.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


The  following  is  a  table  detailing  the  current  shareholders  of  Freight
Management owning 5% or more of the common stock, and shares owned by our directors and officers as of February 25, 2008:


                                                   Amount and
                                                   Nature of           Percent
Title of         Name and Address                  Beneficial            of
 Class          of Beneficial Owner                Ownership          Class (2)
 -----          -------------------                ---------          ---------
Common      Ibrahim Abotaleb                        2,000,000           39.53%
            24 El Gammal St, Cleopatra Hammat
            Alexandria, 21311, Egypt

Common      Gerald Lewis                            2,000,000           39.53%
            104, 10115 - 108 Ave.
            Edmonton, Alberta, Canada T5H 1A7

Common      Directors and officers as               4,000,000           79.06%
             a group of two (1)

----------
1.   Represents beneficial ownership
2. Based on the total of 5,060,000 outstanding common shares as of the date hereof

                            DESCRIPTION OF SECURITIES


We are authorized to issue 75,000,000 shares of common stock with a par value of $0.001. We are not authorized to issue shares of preferred stock. As at February 25, 2008 we had 5,060,000 common shares outstanding. There are no warrants, options or convertible securities outstanding. Upon liquidation, dissolution or winding up of the corporation, the holders of common stock are entitled to share ratably in all net assets available for distribution to stockholders after payment to creditors. The common stock is not convertible or redeemable and has no preemptive, subscription or conversion rights. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. There are no cumulative voting rights.


Each stockholder is entitled to receive the dividends as may be declared by our board of directors out of funds legally available for dividends and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our board of directors is not obligated to declare a dividend. Any future dividends will be subject to the discretion of our board of directors and will depend upon, among other things, future earnings, the operating and financial condition of our company, its capital requirements, general business conditions and other pertinent factors. It is not anticipated that dividends will be paid in the foreseeable future.

There are no provisions in our articles of incorporation or our bylaws that would delay, defer or prevent a change in control of our company.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

Freight Management has not hired or retained any experts or counsel on a contingent basis, who would receive a direct or indirect interest in our company, or who is, or was, a promoter, underwriter, voting trustee, director, officer or employee, of Freight Management.

Moore and Associates, Chartered have audited our financial statements for the period ended December 31, 2007 and presented its audit report dated January 18, 2008 regarding such audit which is included with this prospectus with Moore's consent as experts in accounting and auditing.

The O'Neal Law Firm, P.C., whose offices are located at 14835 East Shea Boulevard, Suite 103, PMB 494, Fountain Hills, Arizona 85268, has issued an opinion on the validity of the shares offered by this prospectus, which has been filed as an Exhibit to this prospectus with the consent of the O'Neal Law Firm, P.C.

  DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITY LIABILITIES

The Nevada General Corporation Law requires Freight Management to indemnify officers and directors for any expenses incurred by any officer or director in connection with any actions or proceedings, whether civil, criminal, administrative, or investigative, brought against such officer or director because of his or her status as an officer or director, to the extent that the director or officer has been successful on the merits or otherwise in defense of the action or proceeding. The Nevada General Corporation Law permits a corporation to indemnify an officer or director, even in the absence of an agreement to do so, for expenses incurred in connection with any action or proceeding if such officer or director acted in good faith and in a manner in which he or she reasonably believed to be in or not opposed to the best interests of the Company and such indemnification is authorized by the stockholders, by a quorum of disinterested directors, by independent legal counsel in a written opinion authorized by a majority vote of a quorum of directors consisting of disinterested directors, or by independent legal counsel in a written opinion if a quorum of disinterested directors cannot be obtained.

The Nevada General Corporation Law prohibits indemnification of a director or officer if a final adjudication establishes that the officer's or director's acts or omissions involved intentional misconduct, fraud, or a knowing violation of the law and were material to the cause of action. Despite the foregoing limitations on indemnification, the Nevada General Corporation Law may permit an officer or director to apply to the court for approval of indemnification even if the officer or director is adjudged to have committed intentional misconduct, fraud, or a knowing violation of the law.

The Nevada General Corporation Law also provides that indemnification of directors is not permitted for the unlawful payment of distributions, except for those directors registering their dissent to the payment of the distribution.

According to Article VII of our bylaws, we are authorized to indemnify its directors to the fullest extent authorized under Nevada Law subject to certain specified limitations.

Insofar as indemnification for liabilities arising under the Securities Act may be provided to directors, officers or persons controlling the Company pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                       ORGANIZATION WITHIN LAST FIVE YEARS

See "Certain Relationships and Related Transactions", below.

                             DESCRIPTION OF BUSINESS

BUSINESS OF ISSUER

Freight Management was incorporated on September 17, 2007 in the State of Nevada. We are a development stage company that only recently commenced with its business operations and we currently have no revenue and no significant assets. We have never declared bankruptcy, have never been in receivership, and have never been involved in any legal action or proceedings. Since becoming incorporated, we have not made any significant purchase or sale of assets, nor have we been involved in any mergers, acquisitions or consolidations. We are not a blank check registrant as that term is defined in Rule 419(a)(2) of Regulation C of the Securities Act of 1933, since we have a specific business plan or purpose.

Neither Freight Management, nor its officers, directors, promoters or affiliates, has had preliminary contact or discussions with, nor do we have any present plans, proposals, arrangements or understandings with any representatives of the owners of any business or company regarding the possibility of an acquisition or merger.

PRINCIPAL PRODUCTS AND SERVICES

Our company's business is focused on the development and commercialization of an internet based, intelligent online system for business owners, freight forwarders, junior employees in the shipping/freight industry and business people in the export/import industry who require assistance with their freight and shipping related queries. We have named our system FRINFO, or Freight Information. Our planned system will utilize a comprehensive database to provide our prospective customers with customized, specific professional advice and solutions to their related shipping queries and issues. FRINFO will successfully enable the generation of online real time solutions and advice to questions submitted by the customers, and guide them to the most optimum logistics solutions, which would potentially include lower freight rates, best trade routes and the most ideal transportation means/mode. When completed, it will also include tabular sections for frequently asked questions (FAQ's) and their related answers, as well as industry related terms, abbreviations, and widely used terminology. On completion of successful development and testing, this software will ultimately be made available online to potential customers on our website at: www.freightmanagementcorp.com

Any business owner who trades internationally, or between countries, will readily recognize the challenges they face when negotiating with shipping lines to transport their cargos between two different countries, the lack of information from various shipping lines and alternatives, and complicated terminology. Additionally, shippers/manufacturers new to the business, those with new products, or those selling into new markets do not completely understand the shipping/freight process and face difficulties finding the best and most trusted shipping mode to move their goods. The learning process creates frustration and consumes valuable time as they try to obtain a clear picture of all shipping logistics. Junior shipping/freight industry employees are typically overwhelmed with the vast terminology during their first few months on the job, and lack a reliable unified source that can provide trusted answers to address their queries. Employees also face the problem of understanding the complicated documentation and physical processes involved in the global shipping industry (eg: shipping declarations, custom procedures and clearance, stevedoring, loading, and transportation).

We believe a venue like the Internet to address these challenges is long overdue. Users will potentially be able to source reliable information from their own offices and develop timely freight plans that suit their needs at a reasonable cost. FRINFO is being developed to use Artificial Intelligence (AI). The customer will be prompted to enter his/her question using an online form. FRINFO will then recognize and detect certain keywords in the customers input and searches its smart knowledge center for relevant answers related to the keywords generated. After creating a list of results, FRINFO will combine keywords using a state of the art matrix engineering system to eliminate non-related results. It will then provide a solution that is most related to the customer's original query.

An example of the value of our service could potentially provide is a car manufacturer that procures parts and semi-finished components used in the process to assemble a car. They need to receive these inputs in a timely manner and at the lowest possible cost in order to maintain profitable operations. The person or entity coordinating these activities (known as a "Mediator") could be a freight forwarder, or professional logistics provider, who manages the supply chain in order to deliver these parts on time. As part of their activities, the Mediator will thoroughly analyze all transportation modes, including sea, land or air freight alternatives in conjunction with the time and cost constraints. We believe we can potentially provide a valuable tool to assist the Mediator to select the best trade route at the lowest cost, and provide other related advice needed to ensure smooth operation of the supply/transportation process. We could also potentially replace the Mediator and guide the manufacturer directly by receiving its query and providing a detailed response explaining the best transport mode and the lowest costs involved.

Another example is a distributor who is importing cotton t-shirts from Egypt to the USA, and wants to find out about the best shipping line to transport his goods. They would enter a question such as: "What is the best method to transport a shipment of cotton t-shirts from Egypt to USA?". FRINFO would analyze the customer input and detect the major keywords in his query: "Egypt", "USA", "Cotton", "T-shirts", Shipment", and "Transport". FRINFO would access its smart knowledge center and search for all related match containing the previous keywords. After generating a list of all matches, FRINFO would then eliminate the un-related results by combining keywords and selecting the most relevant results, such as "From" + "Egypt", "To" + "USA", "Cotton" + "t-shirt", after running all possibilities using its matrix engineering system. FRINFO would display to the customer the most related results, for example:

     -    AIR: EgyptAir from Cairo, Egypt to New York, USA in 12 hours
     -    SEA: MARESEK from Alexandria, Egypt to Newark, USA in 20 days
     -    SEA: ZIM from Port Said, Egypt to Newark, USA in 18 days

FRINFO would also recommend to the customer further readings, which would match the nature of the request, for example:

     -    Regulations of importing goods into the USA
     -    Quota system for importing cotton products into the USA
     -    Customs/Brokerage hints & potential contacts

When developed, FRINFO will consist of the following major components:

     * THE SMART KNOWLEDGE CENTER - this databank will act as the core of FRINFO and will contain all of our shipping related data, articles, link and information related to the shipping/freight sector. This databank will be updated on regular basis.
     * THE KEYWORD RECOGNITION SOFTWARE - this module will be based on AI architecture. FRINO will recognize the MAJOR keywords in the user inputs and search the smart knowledge center for the recognized keywords. The software will split the user input into keywords, and will recognize the major keywords and eliminate un-related text from the user input.
     * THE MATRIX ENGINEERING SYSTEM - this will be the engineering logic that FRINO utilizes to combine keywords and to eliminate any un-desired results from the search results, listing only the most accurate and related answers to the users.

We currently have no revenues or customers for our services. We anticipate that final commercial version of FRINFO will not be ready for commercial use for at least 12 months from the date hereof. We may offer service in BETA TESTING mode once the website is completed in approximately 9 months. We plan on earning revenues through customer subscriptions to our service and we will target freight forwarders, exporters and importers operating in the USA and the Middle East, which will serve as our initial target market. Customers will subscribe to our online service by paying a monthly, quarterly, semi-annual, or annual fees. During their subscription periods, customers can post unlimited number of questions and achieve specific responses. We have not yet fixed our pricing structure and will need to determine our charges initially as the software develops, and revise them regularly to attract a wider base of customers in our targeted markets. Our future marketing strategy will include expansion plans to provide our services to European and Asian markets, but this will require further development of our intelligent system in some local languages.

At this stage in our development, there can be no assurance that we will be successful in generating revenues from our subscription based online system or that prospective customers seeking shipping advise will be receptive to using our service.

THE MARKET

The transportation of goods from the manufacturer or supplier to the consumer plays a key role in all local, national and international import or export activities. Whether a company is looking to establish production in a new location, or sell its products in a new country or commercial market, it requires reliable, timely and competitive transportation for procurement of raw materials and distribution of finished goods. Rapid adoption of the Internet for commerce and as a venue to describe or sell products has also served to increase the number of smaller trading companies selling nationally and internationally. Smaller companies are even more dependent on the services of outside Mediators, as they generally do not possess the resources to employ in house expertise. Their volumes are also usually insufficient to keep in house persons employed full time.

Throughout the last century the shipping industry has seen a significant increase in total trade volume. Increasing industrialization and the liberalization of national economies have fuelled free trade and a growing demand for consumer products. In the last decade, many developing nations such as China have grown to become among the largest exporting nations on the globe. These countries are also currently experiencing double digit GDP growth and are expected to outperform developed countries into the foreseeable future. Advances in technology have also made shipping an increasingly efficient and swift method of transportation.

According to the World Trade Organization ("WTO") global imports and exports grew by 14% to reach approximately $23 trillion in 2006. Annual growth rates have averaged 11% since 2000. The United States remains the largest trading nation in the world, accounting for about 12 percent of total world merchandise trade in 2006. It also remains the world largest economy, accounting for 28 percent of world gross domestic product (GDP) in 2006. Global Insight predicts that global trade will continue to grow by approximately 7% on an annual basis to 2011 and trade between the middle/far east and the USA will grow by 15% annually for the same period. However, the shipping of products and the vast array of shipping companies have intense competition. There are around 50,000 merchant ships trading internationally, transporting every kind of cargo. The world fleet is registered in over 150 nations, and manned by over a million seafarers of virtually every nationality. (SOURCE: WORLD SHIPPING COUNCIL 2007)

Liner shipping, which refers to ocean going transport services operated on fixed schedules and itineraries, is the heart of a global transportation system that connects U.S. companies and consumers with the world. The vast majority of this cargo is containerized for goods other than bulk commodities such as crude oil. Standard sized metal containers are sealed at origin and remain intact as they are transported by ship, truck or rail car until they are unloaded at the final destination. The standard volume measure for containerized cargo is a TEU, which stands for a twenty foot length equivalent unit. Most containers however consist of 2TEU's, which is the length of a standard truck trailer. Ports of developing countries and territories handled 137.0 million TEUs, or 40.7% of the total. In 2005, the top 20 world container ports handled 186.1 million TEUs.

According            to            World            Shipping            (SOURCE:
http://www.worldshipping.org./pdf/liner_shipping_in_the_us_2007_update.pdf)  the liner shipping industry has invested more than $200 billion to create an efficient network that serves as the engine driving the global economy. Carriers have more than doubled vessel capacity in the last 10 years and will double it again over the next decade to handle trade growth. In addition, liner shipping companies have invested tens of billions of dollars in the U.S. alone, in port terminals, trucking companies, warehouses and technology. Liner shipping generates more than one million American jobs and $38 billion in annual wages. Liner vessels, mostly containerships, make more than 22,000 U.S. port calls each year, which equates to more than 60 vessel calls per day. More than 50,000 container loads of imports and exports are handled at U.S. ports each day, providing direct connections to the American road and rail network. This also represents an increase of over 60% since 1999.

Shipment of goods within countries is generally fulfilled by land based rail and trucking companies. Air freight also plays a smaller role and is generally limited to smaller more valuable shipments that require quick delivery. According to the last survey conducted by the US Department of Transportation, domestic shipments by rail, truck and air were 1,684,461; 1,314,616 and 621,170 million ton miles annually (a significant percentage of air shipments is mail). There are thousands of trucking companies and dozens of rail and airlines serving the USA alone. The same generally holds true for most of the larger countries throughout the world.

As national and international trade continues to grow and competition increases, the complexity of logistics and global transport also continues to grow. There is a real need for an easy way to find quick solutions to simplify the transport process. We believe the shipping industry is ready to adopt technology such as what we are planning for accessible end-user accessible real time logistical information, and that this segment of the industry is relatively untouched.

COMPETITION AND COMPETITIVE STRATEGY

The shipping and transportation services industry is highly competitive. We believe competition is based primarily on cost to ship, integration of various modes of transport over various terrain, customer service and marketing support. Our direct and indirect competition is made up of many publicly and privately owned companies, many of which are fragmented in terms of both geographical market coverage and service categories. Many companies within the industry are privately-held. Therefore, we are unable to assess the size of all of our competitors, but we would presently be classified as one of the smallest with only a concept and no revenues at present. We believe end manufacturers, distributors and retailers either rely on in house expertise or are aligning themselves with shipping service companies that are financially stable, offer expertise in a broad array of markets with all modes of transport and offer superior customer service.

Our competition includes many logistics and forwarding freight forwarding companies that offer freight planning, sourcing, transportation timing and mode management and cost management. These companies vary in size from single proprietors to large integrated, multinational firms. Many of these companies also offer customs brokerage services to assist their customers with cross border clearance export/import issues between sovereign countries. These companies typically charge a fixed fee or percentage of the value of the shipment for their services. They generally have the ability to provide seamless, cost effective and trouble free transportation services for their customers.

Large integrated shipping lines, airlines and land based transportation companies also offer these services, either on a value added basis similar to logistics and forwarders, or free of charge for larger customers. These companies have significantly broader expertise and larger sales volumes than us, have greater financial and other resources available to them, and possess extensive marketing capabilities. Many of these companies also have well known and established reputations with manufacturers, distributors and export/import businesses for providing quality service on a cost effective basis. They have many brokers representing their businesses and large sales forces throughout the world.

We also face competition from companies based in the USA who offer various forms of shipping and freight related information answers by email or online. While these competitors have yet provided a service to provide customized freight and shipping advice in real time fashion, they could do so at any time in the future. At present, their services are limited to general shipping news and tracking reports. These include:

Freight Gate (www.freightgate.com) - This company offers software applications for global shippers, forwarders and carriers to track their products. They do not currently offer planning or logistics management. Freight Gate does not charge membership fees and derives its revenues from carrier transaction fees. No special software is required or needs to be downloaded for this solution. Freight Gate hosts and manages their applications from their website.

Dynamar (www.dynamar.com) - Offers credit and marketing reports in the maritime sector. They also provide marine investigation and vessel tracking services. Their service is utilized by companies who want to assess the credit risk of existing business partners or assess the feasibility of new business relationships within all sectors of the transport industry. The price for their reports start at $400. They do not offer planning and logistics support and we believe their price point is extremely high compared what we are planning.

Lloyd's List (www.lloydslist.com) - Lloyd's List generates a daily source of news comments and coverage of shipping, marine insurance, offshore energy, logistics, global trade and law. Their service is utilized by decision makers looking to keep themselves up to date with the shipping industry. Their prices range from $100 to $200 hundred dollars per month for different news subscription packages.

Shipping Freight (www.shippingfreight.com) - An shipping information portal, dedicated to providing knowledge to persons on all types of industry related queries. This company does not currently charge a fee for its service. It offers a limited `question & answer' section related to shipping logistics, and should a user have additional queries, he/she must enter their information and questions in a submission page. When we tested the turn-around time for a query, it took 6 days. We believe this company is our most direct competition to what we are planning to offer at present.

A summary of the features and advantages of these competitors is as follows:

Shipping Industry
Product Company                    Advantage                           Disadvantage                      Price
---------------                    ---------                           ------------                      -----
Freight Gate                Offer multiple software            Focus solely on software designed    Percentage of the
                            solutions for shipping             to track company products.           freight cost
                            companies, carriers,
                            forwarders. No upfront fee.

Dynamar                     Reliable service for               Expensive reports designed           $400 per report
                            companies seeking credit or        for feasibility, credit or
                            feasibility reports on             marketing only, not
                            existing freight customers.        positioned for new end users
                                                               embarking on the shipping
                                                               industry

Lloyd's List                Daily news reports and updates     Expensive subscriptions              $100 - $200/month
                            from the shipping industry and     typically utilized by
                            various trade sectors.             management teams wanting
                            Positioned as a shipping news      information pertaining to
                            portal.                            their industry segment,
                                                               rather than focused on
                                                               logistical complexities and
                                                               freight specifics

Shipping Freight Inc.       Service for residential and        Information available on Q&A         No fee for service
                            commercial shipping, and while     is extremely limited.
                            maintaining a small                Submissions for additional
                            question/answer section for        information must be submitted
                            end users                          online, and not real-time
                                                               responses. Slow service.

Freight Management Corp.    Real-time answers & advice for     Early entrant into market            Planned at $90-100/monthly
                            end users, intelligent and         place. Not a proven vendor at        (see "Sales Strategy")
                            rapid software system designed     this stage. No revenue streams
                            to provide the end user with       to date.
                            immediate information,
                            allowing them to make informed
                            decisions on the spot.

We believe our proposed product currently represents a superior product to anything currently offered and that our intelligent, real-time solution will revolutionize the way in which shipping advice, content, logistics can be accessed in a simple and quick manner. We believe we can overcome our disadvantages to our competition by offering a quality product at a fair price, executing a timely launch, being one of the first to market and maintaining our customer service edge. However, any competitive advantage we may posses will rapidly be adversely effected through the emergence of similar products becoming available to the industry while we are developing or commercializing our service. In order to protect any ongoing advantage, we also maintain our presence by aligning our service with maritime and shipping associations, federations, and forums. By partnering with these groups, we will be in a position to effectively be recognized as a value-added service to the freight industry and its members.

We are presently not aware of any non-English service offered in the industry. We are planning to localize our product to fit into as many markets as possible. We will initially develop our product for the English-speaking market and will then move toward localizing our solution for other Latin-based languages such as Spanish and then Asian languages such as Chinese. Although Asian trade volume is larger than most the other regions, we will localize our service to Asian languages at later stages due to the complexity of Asian language support.

Upon completion of our FRINFO service, we will adhere to the following additional strategies to compete in our industry:

     * We will promote our company and product service by partnering with maritime groups, and establishing and executing an effective marketing campaign
     * We will create unique customer loyalty by fulfilling potential customers' needs on a timely basis and by maintaining an updated knowledge base with the most up to date data.
     * Upon continued excellence of our product roll out, we plan to expand our management team to retain skilled employees with experience relevant to our business focus.
     *    We will expand our service in different markets, sectors and languages
          - and become the most recognized

All of this intense competition may have a material adverse effect on our results of operations and financial condition and prevent us from achieving profitable sales levels for our product.

SALES STRATEGY

When our service is ready for commercial sale, our sales strategy will be focused on attracting visitors to our site, so they can become familiar with our website and get acquainted with our services. Once we complete the development and testing of the website, our officers, directors and a contracted sales person plan to contact directly as many companies as we can based on director's experience and knowledge in the shipping industry through phone calls followed up by marketing collateral. This collateral will include:

     -    Information about our company and the services the website provides
     - Detailed information on the features, functionality, use of the Freight Management databank and the potential benefits of our online, real time q&a.

We also plan to utilize a variety of complementary marketing tools. These will include:

INTERNET MARKETING- Our website will describe who we are and what we do. We plan to have our brochures posted online, which will describe our service and outlining the benefits of the usage of Freight Management databank.

TRADITIONAL MARKETING COLLATERAL- We intend to develop professional marketing brochures that we can potentially distribute to the decision makers in targeted companies as well as to trade journals serving this market space. Our collateral will be part of a cohesive strategy that ties into our website.

DIRECT MAILS TO TARGETED CUSTOMERS - We intend to send an introduction email to all targeted customers giving a clear introduction about the company's service and the benefits of usage the website.

We also plan to offer free trials of the site services on an ongoing basis to help market the service. We will base the trail period either on a free number of days basis or through the provision of planning and logistics answers to user queries. We are initially planning to charge for our services on a monthly subscription basis at a price of $90-100. At this stage in our development, this is a preliminary price and is subject to change as we roll out our service. We are basing this initial price on our market research and the current pricing of our competitors. Our closest indirect competitor currently charges $100-$200 for their reports. We believe we can undercut their price structure, provide significant value-add with a real-time interface, and then capture a healthy market share of industry users. Based on the current lack of available intelligent interactive freight logistics software systems, we believe this is an acceptable and competitive price to launch our service with. We also plan to effectively compete in this space by positioning ourselves as a distinctive, high quality and `first-to-launch' solution for end users.

DISTRIBUTION OF PRODUCTS OR SERVICES

Our website and proposed services are currently under development and are not ready for commercial sale. We anticipate that it will be completed and ready for beta trials in approximately 9 months and if successful, available for commercial use in 12 months. Our website url is www.freightmanagementcorp.com. We plan on providing all of our services through our website. When completed, FRINFO will enable customers to post their queries, receive specific answers and advice, and articles related to the nature of their query in real time and from the convenience of their own desk. When a prospective customer is ready to subscribe to our service, they will be required to create an account and choose a username and password to secure their online account. On completion, a final step will display the account information and payment information to the customer for final confirmation and payment processing. The customer will also receive an independent email summarizing the account and payment information.

SOURCES AND AVAILABILITY OF PRODUCTS AND SUPPLIES

There are no constraints on the sources or availability of products and supplies related to our business. Our President has extensive experience with freight logistics management, database development and related software programs. We plan to manage the development of our website and our planned commercial services. We are planning to hire third party contractors to complete the development of FRINFO. We have already identified several suitable firms, which will also supply all of their own computer hardware and development software. As a result of this process, we have finalized our budget to complete the project, but we have not yet entered into any contracts for these services. All of these potential contactors are located in Egypt and India and are highly experienced with;

     -    Internet and website software design and applications
     - The use of ASP, ASP.net and Visual Basic Scripting programming language
     -    The use of MSSQL database programming language

We evaluated these potential candidates on the basis of track record systems completed, overall skill-set and projects related to Artificial Intelligence experience, software development track records, references and pricing. Hardware applications we are intending to use include standard Dell or IBM PC based systems, and we do not anticipate any issues with the supply or ability of this equipment.

As we will continue to improve on the system and add functionality after initial launch, we expect that we will retain the services of the software contractor until a time when we hire our own full time software development employee(s). We do not plan to do so until the second year of our operations.

DEPENDENCE ON ONE OR A FEW MAJOR CUSTOMERS

We do not have any customers at present. Our planned services have not yet been developed. We plan on selling our products and services directly to end use consumers over the internet. Our intended offering will be priced for mass market use focused on the shipping and transportation industry. Even though it is focused on a specific industry, we do not anticipate dependence on one or a few major customers into the foreseeable future, because of the significant number of participants involved in the industry.

PATENT, TRADEMARK, LICENSE & FRANCHISE RESTRICTIONS AND CONTRACTUAL OBLIGATIONS & CONCESSIONS

We have not obtained any copyrights, patents or trademarks in respect of any of our intellectual property. We may obtain protection in the future, when we are in a financial position to do so, but we do not foresee being in a position to do so for least the next 12 months. However, all software that we develop will be proprietary to the company. When complete, our core FRINFO programs will reside in our servers, and we will protect the servers with an industry-standard firewall. When we complete the development and testing of FRINFO, we plan on including a statement of copyright and a standard license agreement for the use of FRINFO online by our customers. We will also require all consultants and future employees that we hire to work on our product to enter into non-disclosure and non-competition agreements to protect our property.

We have not entered into any franchise agreements or other contracts that have given, or could give rise to obligations or concessions.

EXISTING OR PROBABLE GOVERNMENT REGULATIONS

There are no existing government regulations, nor are we aware of any regulations being contemplated, that would adversely affect our ability to operate.

USE OF THE INTERNET FOR SALES OF OUR PRODUCTS

Due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet generally, covering issues such as user privacy, pricing, and characteristics and quality of products and services. Similarly, the growth and development of the market for Internet commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business over the Internet. The adoption of any such laws or regulations may decrease the growth of commerce over the Internet, increase our cost of doing business or otherwise have a harmful effect on our business.

To date, governmental regulations have not materially restricted the use or expansion of the Internet. However, the legal and regulatory environment that pertains to the Internet is uncertain and may change. New laws may cover issues that include:

     *    sales and other taxes;
     *    user privacy;
     *    pricing controls;
     *    characteristics and quality of products and services;
     *    consumer protection;
     *    libel and defamation;
     *    copyright, trademark and patent infringement; and
     *    other claims based on the nature and content of Internet materials.

These new laws may impact our ability to market our product and services in accordance with our business plan.

RESEARCH AND DEVELOPMENT ACTIVITIES AND COSTS

All FRINFO development activities to date were performed by our Officers and Directors, free of charge. They estimate that they spent approximately 600 hours on development activities related to the website smart knowledge center, which contains the core data relevant to the shipping and freight industry. Mr. Abotaleb has been collecting and storing relevant data for input in the knowledge center. This development time also included creating links to relevant articles on other websites and online information providers.

COMPLIANCE WITH ENVIRONMENTAL LAWS

We are not aware of any environmental laws that have been enacted, nor are we aware of any such laws being contemplated for the future, that address issues specific to our business.

FACILITIES

We rent executive office facilities located at Suite 200, 8275 Eastern Avenue Las Vegas, NV, 89123. This is a shared office facility, which offers office space and secretarial and administrative services for $150 monthly. We may cancel upon 30 days written notice. This location will serve as our primary executive offices for the foreseeable future. Mr. Abotaleb and Mr. Lewis also work from their respective residences in Canada and Egypt at no charge to our company. We have also contracted to maintain and host web server space for our website with a third party hosting business based in India at a nominal cost.

EMPLOYEES

Freight Management has no employees at the present time. Our officers and directors, are responsible for all planning, developing and operational duties, and will continue to do so throughout the early stages of our growth. We have no intention of hiring employees until the business has been successfully launched and we have sufficient, reliable revenue flowing into Freight Management from our operations. Our officers and directors are planning to do whatever work is required until our business to the point of having positive cash flow. Human resource planning will be part of an ongoing process that will include regular evaluation of operations and revenue realization. We do not expect to hire any employees within the first year of operation.

Over the next 12 months, Mr. Ibrahim Abotaleb will be primarily responsible for:

     -    General management of our company's operations
     - All company marketing and the building of relationships with potential clients
     -    Managing sales activities
     -    Overseeing the further development and enhancement of the FRINFO
     - Oversee the development of the marketing strategy and associated collateral.
     - Oversee the development of the sales strategy and the implementation of strategy
     -    The hiring of the web developers on a contractual basis

Mr. Gerald Lewis will be responsible for:

     -    Updating our website
     - Assisting Mr. Abotaleb with the further development and testing of FRINFO
     -    Management and direction of all future financing activities
     -    Daily administration and bookkeeping activities

OFF-BALANCE SHEET ARRANGEMENTS

We have no off-balance sheet arrangements

REPORTS TO SECURITY HOLDERS

We will voluntarily make available to securities holders an annual report, including audited financials, on Form 10-K. We are not currently a fully reporting company, but upon effectiveness of this registration statement, we will be required to file reports with the SEC pursuant to the Securities Exchange Act of 1934; such as quarterly reports on Form 10-Q and current reports on Form 8-K.

The public may read and copy any materials filed with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at www.sec.gov.

                                PLAN OF OPERATION

We are a development stage company with very limited operations to date, no revenue, very limited financial backing and few assets. Our plan of operation over the next 12 months is to complete development, testing and market our intelligent online system which we have named FRINFO, and make it available to business owners, freight forwarders, and any other users requiring logistical and planning tools and information for the shipping/freight industry

Our overall goal is to become a recognized market leader in providing online, customized planning and logistical solutions in the freight/shipping business. In order to achieve this goal, we have established the following objectives over the next 12 months:

     * Commence with the development of our website and brand development. The first phase of website development will include online information on our company background, our business, management team overview, and email submission for any investor or general queries.
     * The second phase includes the development and implementation of our FRINFO intelligent online database. This will include our planned smart knowledge center, which will be designed to provide the most suitable solution and advice in response to a customer query.
     * Develop and execute a sustainable and persuasive marketing plan focused on shipping & trade affiliates/associations and other potential users of our service.
     *    Achieve our first revenues within 12-14 months.

During the first stages of our company's growth, our officers and directors will be responsible for executing the business plan at no charge. Since we intend to operate with very limited administrative support, the officers and directors will continue to be responsible for administering the company for at least the first year of operations. Management has no intention at this time to hire additional employees during the first year of operations. Due to limited financial resources, each of the management team will dedicate between 25 - 30 hours per week, to ensure all operations are executed.

ACTIVITIES TO DATE

We have reserved a domain name to operate our company's web site (http://www.freightmanagementcorp.com) and have acquired web hosting space at a nominal cost. We have also secured shared office space for $150 monthly for our executive offices, and created a brand logo for our business. We have hired a web design consultant to design and construct our website. The content developed to date includes the sections: "About us, Service Information, Management Bio's, Investor Relations, Terms of Use, and Contact us" in tabular format. The website architecture has been designed to allow easy navigation for our target market users. We are in the process of developing our intelligent online system
(FRINFO) which will serve as the core of our online service. These future activities related to our website are described in "milestones".

Our officers and directors estimate that they have spent approximately 600 hours on development activities related to the website smart knowledge center, which contains the core data relevant to the shipping and freight industry. Mr. Abotaleb has been collecting and storing relevant data for input in the knowledge center. This development time also included creating links to relevant articles on other websites and online information providers.

We have  identified  several  suitable firms to complete the  development of our intelligent online system, but we have not yet entered into any contracts for these services. We evaluated potential candidates on the basis of skill, previous history with building intelligent system platforms, software development background and coding aptitudes, references and price.

EXPENDITURES

The following chart provides an overview of our budgeted expenditures using our existing cash resources, by significant area of activity for each quarter, over the next 12 months:

                                       Q1            Q2            Q3            Q4        12 MONTHS
                                    -------       -------       -------       -------      ---------
Legal/Accounting                    $ 1,500       $ 1,500       $ 1,500       $ 3,500       $ 8,000
Transfer Agent                        1,500            --            --            --         1,500
Corporate Collateral Design           1,000            --            --            --         1,000
Marketing Collateral Design              --            --         7,000            --         7,000

Printing of Collateral                  700            --            --         1,000         1,700
Website Design                        4,000            --         8,000            --        12,000
Server and hosting                       --            --           450           450           900
Telephone                               300           300           300           300         1,200
Contractors (Application
Development - $1,000 monthly
 per contractor)                      2,000         6,000         6,000         6,000        20,000
Contract Sale representative             --            --            --         7,200         7,200
Marketing Campaign                       --            --            --        12,000        12,000
Office Rental                           450           450           450           450         1,800
Office Supplies & Miscellaneous       1,000         1,000         1,000         1,000         4,000
                                    -------       -------       -------       -------       -------
TOTAL                               $12,450       $ 9,250       $24,700       $31,900       $78,300
                                    =======       =======       =======       =======       =======

These expenditures are described in detail by quarter in "Milestones".

MILESTONES

The following is a chronological itemization of the milestones we plan to achieve over the next 12 months. We are currently in the first month of these milestones noted below.

Q1 (JANUARY - MARCH 2008)

MAJOR ACTIVITIES

During the first three months, we plan to:

     *    Identify and hire a software contactor to develop FRINFO
     *    Initiate our software development activities
     *    Initiate the development of our corporate and marketing collateral

Software development activities: We plan to retain the services of a software contractor by the end of month 2. We have already identified few potential development firm candidates in Egypt and India. All have extensive experience in web application development using popular programming languages such as ASP, ASP.NET and MSSQL. During months 3 and 4, we will work with the software contractor on the development of the system specifications. This will involve a study of the proposed application requirements and the design of the application to handle the needs. This will also involve the release of the system logic to the contractor. This will be an interactive process between our management and the software contractor.

Marketing activities: By the end of month 2, we plan to hire a graphic and web design contractor. We expect that the contractor will finish developing our corporate collateral (including logo, business cards, letterheads, stationeries, email forms) by the end of month 2 at a cost of $1,000. Once completed, the contractor will proceed with the revamping of our web site. This task will be completed by the end of month 3.

Q2 (APRIL - JUNE 2008)

MAJOR ACTIVITIES

During this quarter, we expect to:

     *    Continue to focus on the development of FRINFO

Software development activities: We first plan to finalize the design and development of FRINFO. The system will interact with the customer by using built in Artificial Intelligence (AI) software to recognize the customer's input and then search the smart knowledge center to provide the most accurate and best possible solution to the customer's request. An example of such requests could be: "What is the best departure and arrival ports to ship my product from the West Coast USA to Hong Kong, China?" or "What is the typical size of a container? What is the maximum weight capacity for the container?" or "Where can I find customs contacts in USA"?. It will then offer a variety of answers and possible solutions to best address the query.

We expect the development of FRINFO to occupy the majority of time during this quarter, as the software developer will require time and feedback from company management to address questions in the framework of the solution. We will also hire an additional contractor during this quarter. Mr. Lewis will be responsible for maintaining close contact with the developer to assist with all related development issues, and Mr. Abotaleb will be mainly responsible for ensuring the shipping interface to customers is within the parameters of the software architecture. Mr. Abotaleb will also be responsible for early stage compiling of potential partners, and identifying good associations that will have an interest in our intelligent software, which are addressed further in Q4.

Q3 (JULY - SEPTEMBER 2008)

MAJOR ACTIVITIES

During the third quarter, we expect to achieve the following:

     *    Complete software development activities
     *    Launch a trial version of our service
     * Complete the formulation and execution of a marketing and sales strategy
     *    Complete the development of our marketing collateral

Software development: we plan to complete and test the software through simulation routines. Simulations will be focused on various data input and typical end user queries. We will also incorporate the freight/shipping data and information that we have gathered to date into our smart knowledge center, which will serve as the core of FRINFO. Prior to the end of the quarter, we plan to offer the service by free trial. Prospective customers can create an account and try the service. We will offer customers the ability create online accounts and will post their queries. Questions and answers will be saved in the customer's online account for future reference.

During the quarter, we will rent our own dedicated server, which will be used to host FRINFO in a secure environment. We plan on obtaining a server with the latest version of Windows server software and MS SQL, to support a large scalable database. We will also obtain ASP.NET, which will we will use to construct our intelligent system and which will provide system growth scalability as demand for our services increases. This notion is important to the development of our website, so that we do not have to switch systems or backend servers to accommodate the increase of traffic, which ultimately reduces the down time and maintenance of our available service. The cost of the dedicated server will be $150 per month.

Prior to the end of the third quarter, we will complete our marketing collateral materials, including email formatted company brochures and service launch reminders. These marketing pieces will be emailed to the participants who had submitted queries initially during the free trial period. In this marketing effort, we will offer a free `beta test' trial period.

Q4  (OCTOBER - DECEMBER 2008)

MAJOR ACTIVITIES

During the fourth quarter of our plan, we expect to achieve the following:

     *    Initiate revenue generating activities
     *    Develop a partner program with industry affiliates

During the fourth quarter we will begin to execute our sales and market plan within the FRINFO solution, based on the feed-back and user input we have obtained from our beta group testers. Specific targeted marketing campaigns will be designed to target certain industries where users will benefit the most from our online consulting service.

We will also register with a search engine program, namely Google AdWords and MSN search engine to promote brand awareness and advertising. Programs such as these direct end-users who are seeking related services such as our online solution. There is no cost to access this function, other than a `cost per click' to the company supporting the AdWord online program. Furthermore, we will implement a `search optimization' program, which will place certain key words and our company name/website at the top of these search engines. There is no cost to perform this optimization. We believe this service will provide us with a highly visible online presence, where users can find us anywhere online, and then be directed to our website. Most importantly, we will engage a free service, namely "Web Trends." This service allows us to track consumers who have visited our site, by offering us information such as their geographic location (city or country), the duration of time spent on our website, and which page of our website did they spend the longest or shortest time on. This will give us an indication of where our users are coming from, and what areas of our website were most effective in retaining them, or not. This will also allow us to be informed about how many unique visitors we have on our website, and those which convert to the free trial basis. This conversion ratio, geographic information, and any additional comments submitted on our website, will be important as we develop our marketing materials to ensure that it is focused and relative to our potential customers.

We plan to contract an experienced sales person starting in October. This individual will be responsible for ensuring the search engine optimization is kept up-to-date and that Google AdWords and MSN search engines continually posture Freight Management at the top of the list. This person will also oversee all sales related initiatives as they develop with the advancement of FRINFO solution. They will be further responsible for being aware of industry changes and economic upturns/downturns in our primary market, to ensure our sales strategy and pricing remains competitive. Customer service will be a function of `sales' at this stage, and this sales person will maintain phone and/or email dialogue with current customers to ensure they are satisfied with their experience and that the solution is providing them with accurate information.

We will also launch our online marketing campaign which will primarily focus on introducing our product to various maritime and shipping associations, federations, and forums. We plan to approach associations such as International Shipping Federation, International Marine Forum, International Chamber of Shipping, BIMCO, International Ship Managers' Association, and Association of Dry Cargo Shipowners. We believe by partnering with groups such as these, we will gain tremendous awareness in the shipping industry. We do not see any risk or issue pertaining to our ability to partner with these groups, as their mandates embrace the notion of knowledge and access to quality information to existing and potential companies and end-users alike.

LIQUIDITY AND CASH RESOURCES

As previously noted, we have raised $8,000 from the sale of stock to our officers and directors and $53,000 through a private placement to 39 non-affiliated investors. At December 31, 2007 we had $60,208 in cash. As of the date hereof, we have approximately $50,340 of which we anticipate needing approximately $12,240 for the yet unpaid expenses associated with this Registration Statement (See ITEM 25 "Other Expenses if Issuance and Distribution"). Our budgeted expenditures for the next twelve months are $78,300. Therefore, we presently have a budgeted shortfall of approximately $40,200.

How long Freight Management will be able to satisfy its cash requirements depends on how quickly our company can generate revenue and how much revenue can be generated. We estimate that our current cash balances will be extinguished prior to the end of the third quarter in 2008, provided we do not have any unanticipated expenses. Although there can be no assurance at present, we plan to be in a position to generate revenues prior to the end of the year. We must generate at least $40,300 in revenues in order to fund all expenditures under our 12-month budget.

If we fail to generate sufficient revenues, we will need to raise additional funds for the future development of our business, or to respond to unanticipated requirements or expenses. We do not currently have any arrangements for financing and we can provide no assurance to investors we will be able to find such financing. There can be no assurance that additional financing will be available to us, or on terms that are acceptable. Consequently, we may not be able to proceed with our intended business plans or complete the development and commercialization of our product.

There are also no plans or expectations to purchase or sell any significant equipment in the first year of operations.

                             DESCRIPTION OF PROPERTY

We do not own any property, real or otherwise. We rent executive office facilities located at Suite 200, 8275 Eastern Avenue Las Vegas, NV, 89123. This is a shared office facility, which offers office space and secretarial and administrative services for $150 monthly. We may cancel upon 30 days written notice. This location will serve as our primary executive offices for the foreseeable future. Mr. Abotaleb and Mr. Lewis also work from their respective residences in Canada and Egypt at no charge to our company. We have also contracted to maintain and host web server space for our website with a third party hosting business at a nominal cost.

We believe our current premises are adequate for our current operations and we do not anticipate that we will require any additional premises in the foreseeable future.

We do not have any investments or interests in any real estate. Our company does not invest in real estate mortgages, nor does it invest in securities of, or interests in, persons primarily engaged in real estate activities.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than the stock transactions discussed below, we have not entered into any transaction nor are there any proposed transactions in which any director, executive officer, shareholder of Freight Management or any member of the immediate family of any of the foregoing had or is to have a direct or indirect material interest.

On September 17, 2007 Mr. Ibrahim Abotaleb and Mr. Gerald Lewis each purchased 2,000,000 shares of our common stock for $0.002 per share, or $4,000.00 each, for an aggregate of $8,000.00.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

MARKET INFORMATION

Currently there is no public trading market for our stock, and we have not applied to have our common stock listed. We intend to seek out a market maker to apply to have our common stock quoted on the OTC Bulletin Board upon effectiveness of this Form S-1. No trading symbol has yet been assigned.

RULES GOVERNING LOW-PRICE STOCKS THAT MAY AFFECT OUR SHAREHOLDERS' ABILITY TO RESELL SHARES OF OUR COMMON STOCK

Our stock currently is not traded on any stock exchange or quoted on any stock quotation system. Upon the registration statement in which this prospectus is included becoming effective, we will seek out a market maker to apply for quotation of our common stock on the OTCBB.

Quotations on the OTCBB reflect inter-dealer prices, without retail mark-up, markdown or commission and may not reflect actual transactions. Our common stock may be subject to certain rules adopted by the SEC that regulate broker-dealer practices in connection with transactions in "penny stocks". Penny stocks generally are securities with a price of less than $5.00, other than securities registered on certain national exchanges or quoted on the Nasdaq system, provided that the exchange or system provides current price and volume information with respect to transaction in such securities. The additional sales practice and disclosure requirements imposed upon broker-dealers may discourage broker-dealers from effecting transactions in our shares which could severely limit the market liquidity of the shares and impede the sale of our shares in the secondary market.

The penny stock rules require broker-dealers, prior to a transaction in a penny stock not otherwise exempt from the rules, to make a special suitability determination for the purchaser to receive the purchaser's written consent to the transaction prior to sale, to deliver standardized risk disclosure documents prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock. In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities. Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account and information with respect to the limited market in penny stocks.

HOLDERS

As of the filing of this prospectus, we have 41 shareholders of record of Freight Management common stock. We are registering 1,060,000 shares of our common stock held by 39 non-affiliated investors under the Securities Act of 1933 for sale by the selling securities holders named in this prospectus. This does not include the 4,000,000 shares held by our Officers and Directors.

RULE 144 SHARES.


As of the date of this prospectus, persons who are our Officers and Directors (affiliates) hold all of the 4,000,000 shares, which may be sold in the future pursuant to Rule 144. These shares are currently restricted from trading and under amendments to Rule 144 (which became effective on February 15, 2008 but have retroactive application to the date of issuance), these shares will only be available for resale to the public after March 17, 2008 if:


     * We are no longer a shell company as defined under section 12b-2 of the Exchange Act. A "shell company" is defined as a company with no or nominal operations, and with no or nominal assets or assets consisting solely of cash and cash equivalents.
     * We have filed all Exchange Act reports required for the past 12 months; and
     * If applicable, at least one year has elapsed from the time that we file current Form 10 information on Form 8-K changing our status from a shell company to an entity that is not a shell company.

At present, we are considered to be a shell company under the regulations. If we meet the requirements at any date subsequent to March 17, 2008 in the future, our officers and directors would be entitled to sell within any three month period a number of shares that does not exceed the greater of: 1% of the number of shares of our common stock then outstanding which, in this case, will currently equate to approximately 50,600 shares; or the average weekly trading volume of Freight Management common stock during the four calendar weeks, preceding the filing of a notice on Form 144 with respect to the sale for sales exceeding 5,000 shares or an aggregate sale price in excess of $50,000. If fewer shares at lesser value are sold, no Form 144 is required.

DIVIDENDS.

As of the filing of this prospectus, we have not paid any dividends to our shareholders. There are no restrictions which would limit our ability to pay dividends on common equity or that are likely to do so in the future. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend: Freight Management would not be able to pay its debts as they become due in the usual course of business; or its total assets would be less than the sum of the total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

DIFFICULTY  TO  RESELL  FREIGHT   MANAGEMENT   STOCK,  AS  THE  COMPANY  HAS  NO
EXPECTATIONS TO PAY CASH DIVIDENDS IN THE NEAR FUTURE

The holders of our common stock are entitled to receive dividends when, and if, declared by the board of directors. We will not be paying cash dividends in the foreseeable future, but instead we will be retaining any and all earnings to finance the growth of our business. To date, we have not paid cash dividends on our common stock. This lack of an ongoing return on investment may make it difficult to sell our common stock and if the stock is sold the seller may be forced to sell the stock at a loss.

                             EXECUTIVE COMPENSATION

The following table sets forth information with respect to compensation paid by us to our officers from our date of incorporation on September 17, 2007 to December 31, 2007, our first completed fiscal year end.

                                                                                            Change in
                                                                                             Pension
                                                                                             Value &
                                                                              Non-Equity   Nonqualified
                                                                              Incentive     Deferred       All
  Name and                                                                       Plan        Compen-      Other
 Principal                                                Stock      Option    Compen-       sation       Compen-
  Position                 Year   Salary($)  Bonus($)   Awards($)   Awards($)  sation($)    Earnings($)  sation($)  Totals($)
------------               ----   ---------  --------   ---------   ---------  ---------    -----------  ---------  ---------
Ibrahim Abotaleb           2007       0         0           0           0          0             0           0          0
President & CEO

Gerald Lewis               2007       0         0           0           0          0             0           0          0
Secretary, Treasurer, CFO

Since our date of incorporation to the date of this prospectus, our executive officers have not received and are not accruing any compensation. The officers anticipate that they will not receive, accrue, earn, be paid or awarded any compensation during the first year of operations. We have not entered into any employment agreement or consulting agreement with our directors and executive officers.

The following table sets forth information with respect to compensation paid by us to our directors from our date of incorporation on September 17, 2007 to December 31, 2007, our first completed fiscal year end.

DIRECTOR COMPENSATION TABLE

                                                                     Change in
                                                                      Pension
                    Fees                                             Value and
                   Earned                           Non-Equity      Nonqualified     All
                     or                              Incentive        Deferred      Other
                   Paid in    Stock      Option        Plan         Compensation   Compen-
    Name           Cash($)   Awards($)  Awards($)  Compensation($)   Earnings($)   sation($)  Total($)
    ----           -------   ---------  ---------  ---------------   -----------   ---------  --------
Ibrahim Abotaleb      0          0          0             0               0            0         0

Gerald Lewis          0          0          0             0               0            0         0

All compensation received by the officers and directors has been disclosed.

OPTION/SAR GRANTS

There are no stock option, retirement, pension, or profit sharing plans for the benefit of our officers and directors.

LONG-TERM INCENTIVE PLAN AWARDS

We do not have any long-term incentive plans.

DIRECTORS COMPENSATION

We have no formal plan for compensating our directors for their services in their capacity as directors. Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors. The board of directors may award special remuneration to any director undertaking any special services on behalf of Freight Management other than services ordinarily required of a director. Since inception to the date hereof, no director received and/or accrued any compensation for his or her services as a director, including committee participation and/or special assignments.

                              FINANCIAL STATEMENTS

The audited financial statements of Freight Management appear below on pages F-1 through F-10.

                CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                      ACCOUNTING AND FINANCIAL DISCLOSURES

There have been no changes in and/or disagreements with Moore & Associates, Chartered on accounting and financial disclosure matters.

MOORE & ASSOCIATES, CHARTERED
  ACCOUNTANTS AND ADVISORS
     PCAOB REGISTERED


             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Freight Management Corp.
(A Development Stage Company)

We have audited the accompanying balance sheet of Freight Management Corp. (A Development Stage Company) as of December 31, 2007, and the related statements of operations, stockholders' equity and cash flows through December 31, 2007, and Inception on September 17, 2007 through December 31, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Freight Management Corp. (A Development Stage Company) as of December 31, 2007 and the results of its operations and its cash flows through December 31, 2007, and Inception on September 17, 2007 through December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has net losses in the amount of $1,576 as of December 31, 2007, which raises substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ Moore & Associates, Chartered
-------------------------------------------
Moore & Associates Chartered
Las Vegas, Nevada
January 18, 2008


               2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146
                       (702) 253-7499 Fax (702) 253-7501

                            FREIGHT MANAGEMENT CORP.
                          (A Development Stage Company)

                                  BALANCE SHEET


                                                                    December 31,
                                                                       2007
                                                                     --------
ASSETS

Current assets
  Cash and bank accounts                                             $ 60,208
  Deposit                                                                 150
                                                                     --------
      Total current assets                                             60,358

Website, net of accumulated amortization (Note 7)                       3,889
                                                                     --------

      Total assets                                                   $ 64,247
                                                                     ========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
  Accounts payable and accrued liabilities                           $  4,003
  Due to director (Note 5)                                                820
                                                                     --------
      Total liabilities                                                 4,823
                                                                     --------
Stockholders' equity (Note 4,5)
  Authorized:
    75,000,000 common shares
    Par value $0.001
  Issued and outstanding:
    5,060,000 common shares                                             5,060
  Additional paid-in capital                                           55,940
  Deficit accumulated during the development stage                     (1,576)
                                                                     --------
      Total stockholders' equity                                       59,424
                                                                     --------

      Total liabilities and stockholders' equity                     $ 64,247
                                                                     ========


   The accompanying notes are an integral part of these financial statements.

                            FREIGHT MANAGEMENT CORP.
                          (A Development Stage Company)

                             STATEMENT OF OPERATIONS

                                                                 Date of
                                                             Incorporation on
                                                           September 17, 2007 to
                                                                December 31,
                                                                   2007
                                                                ----------

REVENUE                                                         $       --
                                                                ----------
OPERATING EXPENSES
Amortization                                                           111
General & Administrative                                               645
Organization                                                           820
                                                                ----------
Loss before income taxes                                            (1,576)

Provision for income taxes                                              --
                                                                ----------

Net loss                                                        $   (1,576)
                                                                ==========
Basic and diluted loss per
Common share (1)
                                                                ==========

Weighted average number
of common shares
outstanding (Note 4)                                             4,010,095
                                                                ==========

----------
(1) less than $0.01


   The accompanying notes are an integral part of these financial statements.

                            FREIGHT MANAGEMENT CORP.
                          (A Development Stage Company)

                        STATEMENT OF STOCKHOLDERS' EQUITY

                                                                                Deficit
                                                                               Accumulated
                                           Common Stock          Additional     During the         Total
                                      --------------------        Paid in      Development     Stockholders'
                                      Shares        Amount        Capital         Stage           Equity
                                      ------        ------        -------         -----           ------
Inception, September 17, 2007              --     $      --      $      --      $      --       $      --

Initial capitalization, sale of
 common stock to Directors on
 September 17, 2007                 4,000,000         4,000          4,000                          8,000
Private placement closed
 December 31, 2007                  1,060,000         1,060         51,940                         53,000

Net loss for the period                    --            --             --         (1,576)         (1,576)
                                    ---------     ---------      ---------      ---------       ---------
Balance December 31, 2007           5,060,000     $   5,060      $  55,940      $  (1,576)      $  59,424
                                    =========     =========      =========      =========       =========


   The accompanying notes are an integral part of these financial statements.

                            FREIGHT MANAGEMENT CORP.
                          (A Development Stage Company)

                             STATEMENT OF CASH FLOWS

                                                                 Date of
                                                             Incorporation on
                                                           September 17, 2007 to
                                                                December 31,
                                                                   2007
                                                                ----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss for the period                                       $ (1,576)
  Adjustments To Reconcile Net Loss To Net Cash
   Used In Operating Activities
  Amortization expense                                               111
  Changes in operating assets and liabilities:
    Deposit                                                         (150)
    Accounts payable and accrued liabilities                       4,003
    Due to director                                                  820
                                                                --------

Net cash provided by operating activities                          3,208
                                                                --------

CASH FLOWS FROM INVESTING ACTIVITIES
  Website                                                         (4,000)
                                                                --------

Net cash used in investing activities                             (4,000)
                                                                --------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from issuance of common stock                          61,000
                                                                --------

Net cash provided by financing activities                         61,000
                                                                --------

Increase in cash during the period                                60,208

Cash, beginning of the period                                         --
                                                                --------

Cash, end of the period                                         $ 60,208
                                                                ========

Supplemental disclosure with respect to cash flows:
  Cash paid for income taxes                                    $     --
  Cash paid for interest                                        $     --


   The accompanying notes are an integral part of these financial statements.

                            FREIGHT MANAGEMENT CORP.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS

                                December 31, 2007


NOTE 1. GENERAL ORGANIZATION AND BUSINESS

The Company was originally incorporated under the laws of the state of Nevada on September 17, 2007. The Company has limited operations and in accordance with SFAS #7, is considered a development stage company, and has had no revenues from operations to date.

Initial operations have included organization, capital formation, target market identification, new product development and marketing plans. Management is planning to complete development and then market an integrated website for planning and analyzing shipping logistics to prospective clients. See Note 5.

NOTE  2. SUMMARY OF SIGNIFICANT ACCOUNTING PRACTICES

The relevant accounting policies and procedures are listed below. The company has adopted a December 31 year end.

ACCOUNTING BASIS

The basis is generally accepted accounting principles.

EARNINGS PER SHARE

In February 1997, the FASB issued SFAS No. 128, "Earnings Per Share", which specifies the computation, presentation and disclosure requirements for earnings
(loss) per share for entities with publicly held common stock. SFAS No. 128 supersedes the provisions of APB No. 15, and requires the presentation of basic earnings (loss) per share and diluted earnings (loss) per share. The Company has adopted the provisions of SFAS No. 128 effective its inception.

The basic earnings (loss) per share is calculated by dividing the Company's net income available to common shareholders by the weighted average number of common shares during the year. The diluted earnings (loss) per share is calculated by dividing the Company's net income (loss) available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted as of the first of the year for any potentially dilutive debt or equity.

The Company has not issued any options or warrants or similar securities since inception.

                             FREIGHT MANAGMENT CORP.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS

                                December 31, 2007


NOTE 2. (continued)

DIVIDENDS

The Company has not yet adopted any policy regarding payment of dividends. No dividends have been paid during the periods shown.

CASH EQUIVALENTS

The Company considers all highly liquid investments with maturity of three months or less when purchased to be cash equivalents.

INCOME TAXES

Income taxes are provided in accordance with Statement of Financial accounting Standards No. 109 (SFAS 109), Accounting for Income Taxes. A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss carryforwards. Deferred tax expense (benefit) results from the net change during the year of deferred tax assets and liabilities.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of all of the deferred tax assets will be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

                            FREIGHT MANAGEMENT CORP.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS

                                December 31, 2007


NOTE  2. (continued)

WEBSITE COSTS

Website costs consist of software development costs, which represent capitalized costs of design, configuration, coding, installation and testing of the Company's website up to its initial implementation. Upon implementation in December 2007, the asset is being amortized to expense over its estimated useful life of three years using the straight-line method. Ongoing website post-implementation costs of operation, including training and application maintenance, will be charged to expense as incurred. See Note 7.

NOTE 3. GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. The Company has net losses for the period from inception to December 31, 2007 of $1,576. The Company intends to fund operations through sales and equity financing arrangements, which may be insufficient to fund its capital expenditures, working capital and other cash requirements through the next fiscal year ending December 31, 2008.

The ability of the Company to emerge from the development stage is dependent upon the Company's successful efforts to raise sufficient capital and then attaining profitable operations. In response to these problems, management has planned the following actions:

     * The Company intends to complete and file a Registration Statement with the SEC.

     * Management intends to raise additional funds through public or private placement offerings.

     * Management is currently completing development of its proposed internet/web based product to generate sales. There can be no assurances, however, that management's expectations of future sales will be realized.

These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                            FREIGHT MANAGEMENT CORP.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS

                                December 31, 2007


NOTE 4. STOCKHOLDERS' EQUITY

AUTHORIZED

The Company is authorized to issue 75,000,000 shares of $0.001 par value common stock. All common stock shares have equal voting rights, are non-assessable and have one vote per share. Voting rights are not cumulative and, therefore, the holders of more than 50% of the common stock could, if they choose to do so, elect all of the directors of the Company.

ISSUED AND OUTSTANDING

On September 17, 2007 (inception), the Company issued 4,000,000 shares of its common stock to its Directors for cash of $8,000. See Note 5.

On December 31, 2007, the Company closed a private placement for 1,060,000 common shares at a price of $0.05 per share, or an aggregate of $53,000. The Company accepted subscriptions from 39 offshore non-affiliated investors.

NOTE 5. RELATED PARTY TRANSACTIONS

The Company's neither owns nor leases any real or personal property. The Company's Directors provides office space free of charge. The officers and directors of the Company are involved in other business activities and may, in the future, become involved in other business opportunities. If a specific business opportunity becomes available, such persons may face a conflict in selecting between the Company and their other business interests. The Company has not formulated a policy for the resolution of such conflicts.

The amount due to a director of $820 has no repayment terms, is unsecured without interest and is for reimbursement of company incorporation expenses. The company plans to pay the amount within the next 12 months.

On February 26, 2007 (inception), the Company issued 4,000,000 shares of its common stock to its Directors for cash of $8,000. See Note 4.

                            FREIGHT MANAGEMENT CORP.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS

                                December 31, 2007

NOTE 6.  INCOME TAXES

Net deferred tax assets are $nil. Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences and carry-forwards are expected to be available to reduce taxable income. As the achievement of required future taxable income is uncertain, the Company recorded a 100% valuation allowance. Management believes it is likely that any deferred tax assets will not be realized.

As of December 31, 2007, the Company has a net operating loss carry forward of approximately $1,576, which will expire 20 years from the date the loss was incurred.

NOTE 7. WEBSITE

                                        Accumulated
                             Cost       amortization        Net book value
                             ----       ------------        --------------
     Website costs          $4,000         $111                $3,889

Website costs are amortized on a straight line basis over 3 years, its estimated useful life.

NOTE 8. OPERATING LEASES AND OTHER COMMITMENTS:

The  Company   currently  has  no  operating  lease  commitments  or  any  other commitments.

                      DEALER PROSPECTUS DELIVERY OBLIGATION

Until 90 days  from  the  effective  date of this  Registration  Statement,  all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and the bylaws.

Nevada corporation law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Nevada corporation law also provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

Our Articles of Incorporation authorize our company to indemnify our directors and officers to the fullest extent permitted under Nevada law. Our Bylaws require us to indemnify any present and former directors, officers, employees, agents, partners, trustees and each person who serves in any such capacities at our request against all costs, expenses, judgments, penalties, fines, liabilities and all amounts paid in settlement reasonably incurred by such persons in connection with any threatened, pending or completed action, action, suit or proceeding brought against such person by reason of the fact that such person was a director, officer, employee, agent, partner or trustees of our company. We will only indemnify such persons if one of the groups set out below determines that such person has conducted themself in good faith and that such person:

     - reasonably believed that their conduct was in or not opposed to our company's best interests; or
     - with respect to criminal proceedings had no reasonable cause to believe their conduct was unlawful.

Our Bylaws also require us to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of our company to procure a judgment in our company's favor by reason of the fact that such person is or was a director, trustee, officer, employee or agent of our company or is or was serving at the request of our company in any such capacities against all costs, expenses, judgments, penalties, fines, liabilities and all amounts paid in settlement actually and reasonably incurred by such person. We will only indemnify such persons if one of the groups set out below determined that such persons have conducted themselves in good faith and that such person reasonably believed that their conduct was in or not opposed to our company's best interests. Unless a court otherwise orders, we will not indemnify any such person if such person shall have been adjudged to be liable for gross negligence or willful misconduct in the performance of such person's duty to our company.

The determination to indemnify any such person must be made:

     -    by our stockholders;
     - by our board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;
     -    by independent legal counsel in a written opinion; or
     -    by court order.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company under Nevada law or otherwise, our company has been advised that the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company under Nevada law or otherwise, we have been advised the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment by us for expenses incurred or paid by a director, officer or controlling person of our company in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We have, or will expend fees in relation to this registration statement as detailed below:

                Expenditure Item                        Amount
                ----------------                        ------
                Attorney and consulting fees            $12,500
                Audit Fees                                2,000
                Transfer Agent Fees                       1,200
                SEC Registration                              2
                Other and Miscellaneous (1)               1,000
                Edgarizing and Filing Fees (1)              600
                                                        -------
                TOTAL                                   $17,302
                                                        =======
----------
(1) Estimates

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

We have sold securities within the past three years without registering the securities under the Securities Act of 1933 on two separate occasions.

On September 17, 2007 Mr. Ibrahim Abotaleb, our President and Director, purchased 2,000,000 shares of our common stock for $0.002 per share or an aggregate of $4,000. On September 17, 2007 Mr. Gerald Lewis, our Secretary Treasurer and Director, purchased 2,000,000 shares of our common stock for $0.002 per share or an aggregate of $4,000. No underwriters were used, and no commissions or other remuneration was paid except to Freight Management. The securities were sold in an offshore transaction relying on Rule 903 of Regulation S of the Securities Act of 1933. Mr. Abotaleb and Mr. Lewis are not U.S. persons as that term is defined in Regulation S. No directed selling efforts were made in the United States by Freight Management, any distributor, any of their respective affiliates or any person acting on behalf of any of the foregoing. We are subject to Category 3 of Rule 903 of Regulation S and accordingly we implemented the offering restrictions required by Category 3 of Rule 903 of Regulation S by including a legend on all offering materials and documents which stated that the shares have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States or to US persons unless the shares are registered under the Securities Act of 1933, or an exemption from the registration requirements of the Securities Act of 1933 is available. The offering materials and documents also contained a statement that hedging transactions involving the shares may not be conducted unless in compliance with the Securities Act of 1933. The shares continue to be subject to Rule 144 of the Securities Act of 1933.

On December 31, 2007 we accepted subscription agreements that sold 1,060,000 common shares to the following 39 subscribers at an offering price of $0.05 per share for gross offering proceeds of $53,000. This was an offshore transaction pursuant to Regulation S of the Securities Act. The offering price for the offshore transactions was established on an arbitrary basis. All of the following persons are not U.S. persons, as the term is defined under Regulation S and the sales of our common stock to the following person are made in offshore transactions as the term is defined under Regulation S. No direct selling efforts were made in the United States by Freight Management, any distributor, any of our respective affiliates, or any person acting on behalf of any of the foregoing. We are subject to Category 3 of Rule 903 of Regulation S and accordingly we implemented the offering restrictions required by Category 3 of Rule 903 of Regulation S by including a legend on all offering materials and documents which stated that the shares have not been registered under the SECURITIES ACT OF 1933 and may not be offered or sold in the United States or to U.S. persons unless the shares are registered under the SECURITIES ACT OF 1933, if an exemption from registration requirements of the SECURITIES ACT OF 1933 is available. The offering materials and documents also contained a statement that hedging transactions involving the shares may not be conducted unless in compliance with the SECURITIES ACT OF 1933.

                                                                   Number of
                                                                    Shares
          Name of Stockholder                                      Subscribed
          -------------------                                      ----------
     Ossama Yassin Elias Yassin                                      20,000
     Gamil Mohamed Mostafa Hassaneen Ahmed                           20,000
     Mona Mohamed Abdel Aal Abdel Mounem                             20,000
     Yasser Ahmed Abdou Abdel Monem                                  20,000
     Abdel Meguid Hosni Abdel Meguid Ismail                          30,000
     Mahmoud Mohamed Hamed Ibrahim                                   20,000
     Mohamed Metwaly Ragheb Shaaban                                  40,000
     Sameh Mohamed Abd El Wahab Mohamed                              30,000
     Ehab Mohamed Ismail Omer Elshaboury                             40,000
     Michael Magdy Fallah Twfils                                     20,000
     Yehia Refaat Abd Elhady Alramly                                 30,000
     Ashraf Ahmed Farghaly Hussein                                   20,000
     Ahmed Mohamed Kamal El Tedawy                                   20,000
     Amr Abd El Monem Hassan Nasr                                    40,000
     Ibrahim Ahmed Ibrahim Ahmed Kamar                               20,000
     Ayman Said Mohamed Ismail                                       30,000
     Mohamed Saad Mohamed Farrag                                     30,000
     Hoda Moawad Mohamed Elsharkawy                                  20,000
     Hamadah Mohamed Younis Badr                                     30,000
     Mohamed Ayman Mahmoud Abdo Essa                                 20,000
     Mohamed Abdel Wahed Abdel Ghani Mohamed                         20,000
     Adel Hassan Morsy Mohamed                                       30,000
     Mohamed Noshy Fekry Abdelhamid                                  40,000
     Wessam Saied Saied Sellyman Ibrahim                             40,000
     Amr Abd El Raouf Ahmed Abdel Raouf Mohamed                      20,000
     Hassan Abdel Monem Hassan Ahmed                                 40,000
     Mahmoud Mohamed Youssef Mohamed Ahmed                           40,000
     Hany Mohamed Abd-Elatief Ahmed Abd-Elatief El-gayar             30,000
     Abd Elrahman Shoukry Mohamed Ezzat Shoukry                      30,000
     Khamis Mohamed Abdelaziz Ali                                    40,000
     Ahmed Essam Eldin Anwar Hassan                                  30,000
     Daif Nasr Abdelaziz Alminshawy                                  20,000
     Bahia Abdelhady Ahmed Mohamed                                   20,000
     Nawal Tantawy Abd Elmejeed Masoud                               20,000
     Magdy Hassan Ahmed Hassan                                       20,000
     Gaber El Said Gaber Said Ahmed Shehata                          20,000
     Moustafa Hamad Mohamed Hamouda                                  40,000
     Tamer Ibrahim Mohamed Elsaid Abo El Saadat                      20,000
     Mohamed Mansour Hassan Hussein Ibrahim                          20,000
                                                                  ---------
     TOTAL                                                        1,060,000
                                                                  =========

ITEM 27. EXHIBITS

    Number                              Description
    ------                              -----------
      3.1           Articles of Incorporation *
      3.2           Bylaws *
      5.1           Consent and Opinion re: Legality
     23.1           Consent of Accountant
     99.1 Form of subscription agreement used between our company and the 39 non affiliated shareholders who purchased 1,060,000 common shares at $0.05 per share, as listed in ITEM 26. *

----------
* Filed previously

                              ITEM 28. UNDERTAKINGS

We hereby undertake the following:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (a) To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

     (b) To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

     (c) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the Offering of such securities at that time shall be deemed to be the initial bona fide Offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the Offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the directors, officers and controlling persons pursuant to the provisions above, or otherwise, Freight Management has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of the directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of the directors, officers, or controlling persons in connection with the securities being registered, Freight Management will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and Freight Management will be governed by the final adjudication of such issue.

For determining liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b) (1) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

                                   SIGNATURES


In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, Nevada on February 25, 2008.


FREIGHT MANAGEMENT CORP.


/s/ Ibrahim Abotaleb
----------------------------------------
Ibrahim Abotaleb
President, Principal Executive Officer


/s/ Gerald Lewis
----------------------------------------
Gerald Lewis
Secretary/Treasurer, Principal Financial
Officer and Principal Accounting Officer

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.



/s/ Ibrahim Abotaleb                                        February 25, 2008
----------------------------------------
Ibrahim Abotaleb
Director


/s/ Gerald Lewis                                            February 25, 2008
----------------------------------------
Gerald Lewis
Director